      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1999


                                                      REGISTRATION NO. 333-59109
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT #3 TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ABLE ENERGY, INC.
          (Name of Small Business Issuer as specified in its charter)
                         ------------------------------

           DELAWARE                           5983                          22-3520840
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
incorporation or organization)     Classification Code Number)                Number)

                                  344 ROUTE 46
                               ROCKAWAY, NJ 07866
                                 (973) 625-1012
         (Address and telephone number of principal executive offices)
                         ------------------------------

                  TIMOTHY HARRINGTON, CHIEF EXECUTIVE OFFICER
                               ABLE ENERGY, INC.
                                  344 ROUTE 46
                               ROCKAWAY, NJ 07866
                                 (973) 625-1012
           (Name, address and telephone number of agent for service)
                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

        GREGORY SICHENZIA, ESQ.                  JAY M. KAPLOWITZ, ESQ.
    SICHENZIA, ROSS & FRIEDMAN LLP          GERSTEN, SAVAGE & KAPLOWITZ, LLP
   135 WEST 50TH STREET, 20TH FLOOR                10 EAST 52ND STREET
       NEW YORK, NEW YORK 10020                 NEW YORK, NEW YORK 10022
     TELEPHONE NO.: (212) 664-1200            TELEPHONE NO.: (212) 752-9700
     FACSIMILE NO.: (212) 664-7329            FACSIMILE NO.: (212) 980-5192

                            ------------------------

                  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE AND DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                           MAXIMUM
                                                          MAXIMUM         AGGREGATE
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE    OFFERING PRICE      OFFERING       REGISTRATION
         TO BE REGISTERED              REGISTERED     PER SECURITY(1)     PRICE(1)            FEE
Common Stock, $.001 par value per
  share(2).........................     1,150,000          $7.50         $8,625,000        $2,397.75
Underwriter's Warrant(3)...........         1             $10.00           $10.00            $(4)
Common Stock underlying
  Underwriters Warrant(5)..........      100,000          $11.25         $1,125,000         $312.75
Total..............................                                      $9,750,010      $2,710.50(6)


(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(2) Includes 150,000 shares of Common Stock subject to sale upon exercise of the Underwriter's over-allotment option.

(3) The Underwriter's Warrant is for the purchase of Common Stock.

(4) No fee due pursuant to Rule 457(g).

(5) Consists of Common Stock issuable upon the exercise of the Underwriter's Warrant.

(6) Previously paid.

                               ABLE ENERGY, INC.
                             CROSS REFERENCE SHEET

FORM SB-2 ITEM NUMBER AND CAPTION                                                CAPTIONS IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Front of Registration Statement and Outside Front
             Cover of Prospectus................................  Cover Page

       2.  Inside Front and Outside Back Cover Pages
             of Prospectus......................................  Cover Page, Inside Cover Page, Outside Back Page

       3.  Summary Information and Risk Factors.................  Prospectus Summary, Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  Cover Page, Underwriting

       6.  Dilution.............................................  Dilution

       7.  Selling Securityholders..............................  Principal Stockholders and Selling Securityholders

       8.  Plan of Distribution.................................  Prospectus Summary, Underwriting

       9.  Legal Proceedings....................................  Business

      10.  Directors, Executive Officers, Promoters and Control
             Persons............................................  Management, Principal Stockholders and Selling
                                                                    Securityholders

      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Principal Stockholders and Selling Securityholders

      12.  Description of Securities............................  Description of Securities

      13.  Interest of Named Experts and Counsel................  *

      14.  Disclosure of Commission Position on Indemnification
             for Securities Act
             Liabilities........................................  Management

      15.  Organization Within Last Five Years..................  Prospectus Summary, Business

      16.  Description of Business..............................  Prospectus Summary, Business

      17.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations

      18.  Description of Property..............................  Business

      19.  Certain Relationships and Related
             Transactions.......................................  Certain Transactions

      20.  Market for Common Equity and RelatedShareholder
             Matters............................................  Front Cover Page, Description of Securities

      21.  Executive Compensation...............................  Management

      22.  Financial Statements.................................  Financial Statements

      23.  Changes in and Disagreements with Accounts on
             Accounting and Financial Disclosure................  *

------------------------

*   Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 17, 1999


PROSPECTUS

                                     [LOGO]

                               ABLE ENERGY, INC.

                        1,000,000 SHARES OF COMMON STOCK

    Able Energy, Inc. (the "Company") is hereby offering to the public 1,000,000 shares of common stock, $.001 par value per share (the "Common Stock" or the "Shares"). It is presently anticipated that the initial public offering price per share of Common Stock will be between $7.00 and $7.50 which has been determined by negotiations between the Company and Kashner Davidson Securities Corp. as underwriter (the "Underwriter") and does not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. For a discussion of the factors considered in determining the offering price see "Underwriting." The offering of Common Stock hereby is sometimes referred to as the "Offering" herein.


    Prior to the Offering, there has been no public market for the Company's securities and there can be no assurance that a market will develop in the future or that if developed, it will be sustained. The Company is applying for listing and quotation of the Common Stock on the Nasdaq SmallCap Market under the symbol "ABLE" and for listing on the Boston Stock Exchange under the symbol "AEI."


    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION" ON PAGE 18.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)      THE COMPANY(2)
Per Share of Common Stock................................          $                   $                   $
Total (3)................................................          $                   $                   $


(1) Does not include additional consideration to be received by the Underwriter in the form of (i) a non-accountable expense allowance equal to 3% of the gross offering proceeds, (ii) any value attributable to the Underwriter's Warrant entitling the Underwriter to purchase up to 100,000 Shares of Common Stock at a price per Share equal to 150% of the initial public offering price per Share ("Underwriter's Warrant"), and (iii) a financial consulting agreement with the Underwriter for a period of two years for an aggregate consideration of $108,000 payable in full on the closing of the Offering. In addition, the Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting".


(2) After deducting discounts and commission payable to the Underwriter, but before payment of the Underwriter's non-accountable expense allowance of
    $        (or $        if the Over-Allotment Option, defined below, is
    exercised in full) and the other expenses of the Offering, estimated at
    $        payable by the Company. See "Underwriting."

(3) The Company has granted the Underwriter an option, exercisable for 45 days after the effective date of the Offering (the "Effective Date") to purchase up to an additional 150,000 shares of Common Stock from the Company (which include the Shareholder Shares, as defined below) solely for the purpose of covering over-allotments, if any (the "Over-Allotment Option"). In the event that the Over-Allotment Option is exercised by the Underwriter, the Underwriter has agreed to use its best efforts to allow Timothy Harrington, the Chief Executive Officer of the Company, to sell up to an aggregate of 75,000 shares of the Company's Common Stock held by Mr. Harrington (the "Shareholder Shares"). All references and calculations concerning the exercise of the Over-Allotment Option assume the sale of the Shareholder Shares. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the
    Company will be $          , $          and $          , respectively. See
    "Underwriting."

    The securities being offered by this Prospectus are being offered by the Underwriter on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriter, subject to prior sale, and other conditions and legal matters. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject orders, in whole or in part. It is expected that delivery of the certificates representing the Common Stock will be made against payment therefor at the offices of the Underwriter, 77 South Palm Avenue,
Sarasota, Florida 34236 on or about [      ], 1999.

                       KASHNER DAVIDSON SECURITIES CORP.
                                ----------------

               The date of this Prospectus is             , 1999

                            ------------------------


    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE THEIR MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITER AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO ABLE ENERGY, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES ABLE OIL, INC. ("ABLE OIL"), ABLE OIL MELBOURNE, INC. ("ABLE MELBOURNE"), AND ITS 99% INTEREST IN ABLE PROPANE, L.L.C. ("ABLE PROPANE"). EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES NO EFFECT TO THE ISSUANCE OR EXERCISE OF (I) THE OVER-ALLOTMENT OPTION, (II) THE UNDERWRITER'S WARRANT, AND (III) OPTIONS ISSUABLE UNDER THE COMPANY'S STOCK OPTION PLAN. ALL PER SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A 1,000 FOR ONE FORWARD STOCK SPLIT OF THE COMPANY'S COMMON STOCK TO BE EFFECTED ON OR BEFORE THE EFFECTIVE DATE.

                                  THE COMPANY

    Able Energy was incorporated on March 13, 1997 in the state of Delaware, to act as a holding company for its operating subsidiaries: Able Oil; Able Propane; Able Melbourne; Able Oil Company Montgomery, Inc. ("Able Montgomery") and A&O Environmental Services, Inc. ("A&O"). In December 1998, the Company sold Able Montgomery as its first franchise, and it also sold A&O.


    The Company's operating entities are engaged in the retail distribution of, and the provision of services relating to: (i) fuel oil, (ii) propane gas, and
(iii) natural gas through a marketing alliance with AllEnergy Marketing Company LLC, a division of New England Electric Systems, Inc. In addition to selling home energy products, the Company offers complete HVAC (heating, ventilation and air conditioning) installation and repair, and also markets other petroleum products to commercial customers, including diesel fuel, gasoline and lubricants. The Company considers service and installation services to be an integral part of its business. For example, the Company provides HVAC service to its customers on a twenty-four hours-a-day, seven days-a-week basis, generally within two hours of request. Except in isolated instances, the Company does not provide service to any person who is not a customer.



    In fiscal year 1998, sales of home heating oil accounted for approximately 70% of the Company's revenues. The remaining 30% of revenues were from sales of gasoline, diesel fuel, kerosine and propane. The Company serves approximately 20,000 home heating oil customers from three locations, of which two are located in New Jersey and one is located in Florida.



    The Company believes that it is able to obtain new customers and maintain existing customers by offering its unique concept of full service home energy products at discount prices, providing quick response refueling and repair operations, providing automatic deliveries to customers by monitoring historical use and weather patterns, and by providing customers a variety of payment options. The Company regularly provides various service incentives to obtain and retain customers. The Company aggressively promotes its service through a variety of direct marketing media, including mail and telemarketing campaigns, by providing discounts to customers who refer new customers to the Company, and through an array of advertising, including television advertisements and billboards, which aim to increase brand name recognition. The Company believes that this focused marketing strategy has been key to its success.


    The Company intends to use a substantial portion of the proceeds of this offering to expand its operations. The Company's strategy to expand its operations includes (i) the acquisition of select operators in the Company's present markets as well as other markets; (ii) capturing market share from competitors through increased advertising and other means; (iii) diversifying its products; (iv) diversifying its customer base; and (iv) replicating its marketing and service formula in new geographic areas either directly or through franchise arrangements. The Company may also enter into joint ventures with other entities in product areas different than the Company's current product mix.

    The Company believes that it has established, albeit in a limited area, a brand name and a reputation for quality, volume and service. The Company believes that it may be able to expand its franchise operation to capitalize and expand on its brand name recognition. The Company intends to operate its franchise operations pursuant to franchise agreements with franchisees. Under these franchise agreements, franchisees are required to pay to the Company (i) a $25,000 initial franchise fee; (ii) a $15,000 grand opening fee which the Company uses to coordinate a public relations campaign and to purchase promotional and marketing materials; (iii) a monthly fee of 1% of the franchisees monthly gross sales; and (iv) an administrative fee equal to $.04 per gallon of fuel sold. Franchisees are granted the exclusive right and license to operate the franchise within certain defined territory as an independent contractor. The Company provides franchisees with guidelines and specifications for the operations of the franchise, initial training, licenses for the use of the Company's name, service markets and propriety marks, assistance with site location, and advice on advertising and other promotional techniques. As of the date of this Prospectus, one such franchise has been sold by the Company, there can be no assurance that any additional will be sold in the future.


    The Company believes that recent and anticipated deregulation of public utility companies in the Company's markets has created a window of opportunity for the Company to expand into new product areas, particularly the retail sale of electricity and natural gas. The Company believes it can capitalize on these opportunities through joint ventures with companies which have previously been successful in such areas although there can be no assurance that the Company's expansion into the retail sale of electricity and natural gas will be successful.

    The Company's principal offices are located at 344 Route 46, Rockaway, NJ 07866 and its telephone number is (973) 625-1012.

                                  THE OFFERING


Securities Offered................  1,000,000 shares of Common Stock. See "Description of
                                    Securities."

Common Stock Outstanding
  Prior to Offering(1)............  1,000,000

Common Stock to be Outstanding
  After Offering(2)...............  2,000,000

Use of Proceeds...................  The net proceeds to the Company from the sale of the
                                    Shares are estimated to be approximately $5,889,500
                                    after deducting commissions and expenses of the
                                    Offering, which are estimated at $1,360,500. The Company
                                    intends to use the net proceeds of this Offering for
                                    acquisitions, new products and business lines, sales and
                                    marketing, addition of new terminal space, computer
                                    hardware and software and installation, purchase of real
                                    property, hiring of additional personnel, and for
                                    working capital and general corporate purposes. See "Use
                                    of Proceeds."

Proposed Nasdaq SmallCap Symbol(3):
                                    ABLE

Proposed Boston Stock Exchange Symbol (3):

                                    AEI

Risk Factors......................  The securities offered hereby are speculative, involve a high degree of risk and immediate substantial dilution,
                                    and should be considered only by investors who can
                                    afford to sustain a loss of their entire investment. See
                                    "Risk Factors" and "Dilution."


------------------------

(1) Reflects issuance of 1,000,000 shares of Common Stock to Timothy Harrington as founder's stock and in exchange for all of the common stock previously held by him in the operating subsidiaries, and also gives effect to a 1,000-for-one stock split to be completed on or before the effective date of the Offering.


(2) Does not include (i) 100,000 shares of Common Stock which may be issued upon exercise of the Underwriter's Warrants; (ii) 150,000 shares of Common Stock which may be issued upon exercise of the Underwriter's Over-Allotment Option; and (iii) 300,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan of which no options to purchase shares have been issued as of the date hereof. See "Management," "Description of Securities" and "Underwriting."


(3) Notwithstanding listing on the Boston Stock Exchange and Nasdaq SmallCap Market, there can be no assurance that an active trading market for the Company's securities will develop or, if developed, will be sustained.

                         SUMMARY FINANCIAL INFORMATION

    The following table sets forth summary historical financial data and other operation information of the Company. The selected historical financial data in the table for the years ended December 31, 1998 and 1997 is derived from the audited financial statements of the Company. The selected financial data set forth below should be read in conjunction with the Company's financial statements and notes thereto and with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STATEMENT OF INCOME DATA:


                                                                                               THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,              MARCH 31,
                                                            ----------------------------  ----------------------------

                                                                1998           1997           1999           1998
                                                            -------------  -------------  -------------  -------------

Revenues(1)...............................................  $  16,317,668  $  16,380,992  $   6,180,935  $   5,504,512

Gross Profit..............................................      3,272,744      3,358,357      1,735,758      1,353,042

Income from operations....................................        100,745        217,588        948,965        500,624

Earnings (loss) per share(2)..............................           .101           .218           .949           .501

Weighted average number of shares outstanding.............      1,000,000      1,000,000      1,000,000      1,000,000


BALANCE SHEET DATA:


                                                                                           MARCH 31, 1999
                                                                     DECEMBER 31,   -----------------------------
                                                                         1997          ACTUAL      AS ADJUSTED(2)
                                                                     -------------  -------------  --------------

Working capital(3).................................................  $    (805,798) $    (370,600)  $  5,518,900

Total assets(3)(4).................................................      3,739,526      4,184,751     10,924,251

Long-term liabilities(4)...........................................      1,219,309      1,118,217      1,968,217

Total liabilities(4)...............................................      3,194,643      3,083,655      3,923,655

Total shareholders' equity(3)(4)...................................        544,883      1,101,096      6,990,596


------------------------


(1) Approximately 70% of the Company's revenues are attributable to sales of home heating oil. In 1998, the price of crude oil was greatly depressed. Consequently, in fiscal year 1997, the Company charged customers an average of $.829 per gallon for home heating oil, as opposed to $.711 per gallon in fiscal year 1998, a difference of $.118 per gallon.



(2) Net earnings per common share is based upon the weighted average number of common shares outstanding for each period presented.



(3) As adjusted to reflect net proceeds of $5,889,500 from the sale by the Company in this offering of 1,000,000 shares of Common Stock at the assumed public offering price of $7.25 per Share.



(4) Long-term liabilities and total liabilities have been adjusted to reflect an $850,000 increase in debt projected to be incurred for the purchase of the Company's headquarters in Rockaway, New Jersey, which the Company currently leases. Total assets have also been increased by $850,000, representing the purchase of the Company's headquarters.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH INVESTMENTS IN THE SECURITIES OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

    This Prospectus contains certain forward-looking statements, including among other things: (i) anticipated trends in the Company's financial condition and results of operations; and (ii) the Company's business strategy for managing and expanding its operations. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or trends in the Company's results of operation; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

    LIMITED OPERATING HISTORY; MANAGEMENT OF GROWTH; SUBSTANTIAL LONG-TERM
DEBT. The Company was incorporated in March 1997 to act as a holding company for its operating subsidiaries. Although the Company has only been in operation for a limited time, Able Oil, the Company's major operating subsidiary, has been in business since 1989 and currently accounts for approximately 87% of the Company's total revenue. The Company's remaining subsidiaries were each established within the past three years and, accordingly, have limited operating histories upon which evaluation of its prospects can be made. There can be no assurance that the subsidiaries, other than Able Oil, will generate substantial revenues or attain profitable operations.

    The Company plans to continue to pursue an aggressive growth strategy through its operating subsidiaries, and anticipates significant change in its business activities and operations. The Company's growth has required, and will continue to require, increased investment in management personnel, financial and management systems and controls and facilities. The Company's past expansion has placed, and any future expansion would place, significant demands on the Company's administrative, operational, financial and other resources. The Company intends to continue to expand its business and operations, including entry into new markets, that will place additional strain on the Company's management and operations. The Company's future operating results will depend, in part, on its ability to continue to broaden the Company's senior management group and administrative infrastructure, and its ability to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve the Company's operational and financial control systems and to expand, train and manage its employee base. In addition, the Company's future operating results will depend on its ability to expand its sales and marketing capabilities and expand its customer support operations commensurate with its growth, should such growth occur. If the Company's revenues do not increase in proportion to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, there would be a material adverse effect on the Company's business, financial condition and operating results. See "Business."

    After giving effect to the proposed purchase by the Company of its facility in Rockaway, New Jersey, as of March 31, 1999, the Company had long term liabilities of 1,968,217. See "Capitalization" and Note 6 to the Company's financial statements.


    The Company's ability to satisfy such obligations will depend on the Company's future operating performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, many of which are beyond the Company's control. There can be no assurance that the Company will be able to service its indebtedness. If the Company is unable to service its indebtedness, it will be forced to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, or the sale of assets or seeking additional equity and/or debt financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "--Need for Additional Capital."

    SEASONAL FACTORS. To date substantially all of the Company's revenues and income have been derived from the home heating oil business. The Company's home heating oil business is seasonal, as a substantial portion of its business is conducted during the fall and winter months. Weather patterns during the winter months can have a material adverse impact on its revenues. Although temperature levels for the heating season have been relatively stable over time, variations can occur from time to time, and warmer than normal winter weather will adversely effect the results of the Company's fuel oil operations. See "Business--Fundamental Characteristics of the Company's Business--Seasonality."

    FUEL PRICING: EFFECT ON PROFITABILITY. Gasoline, Heating Oil and Diesel Fuel are commodities and, as such, their wholesale prices are subject to changes in supply or other market conditions over which the Company has no control. While, in the past, the Company has been able to pass on any increases in commodities prices to its customers, there can be no assurance that the Company may be able to fully pass on future increases in the wholesale prices of these commodities to its customers and still be competitive. Additionally, approximately 5% of the Company's total sales are made to customers pursuant to an agreement which pre-establishes the maximum sales price of fuel oil over a twelve-month period. Such prices are renegotiated in April of each year and the Company has historically purchased fuel oil for these customers in advance and at a fixed cost. Should the Company be unable to make such advance purchases of fuel oil, any future increase in wholesale fuel oil prices could have an adverse affect on the Company. Because the Company sells fuel to its customers at fixed amounts over its wholesale cost, the Company's gross profit as a percentage of gross revenue may not fluctuate as a result of changes in the wholesale prices of these goods. The Company does not engage in derivatives or futures trading to hedge fuel price movements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE UPON SUPPLY OF PETROLEUM PRODUCTS. Five major suppliers provide the Company with its inventory requirements. One supplier Bayway Tosco Refining Corp., located in Linden, New Jersey, provided approximately 30%, and Sun Oil Company provided approximately 30%, of the Company's total Number 2 Heating Oil requirements for the year ended December 31, 1998. The loss of either supplier would not have a material adverse effect on the Company.

    The Company entered into a fuel oil storage agreement with Mieco Trading Co. ("Mieco"), whereby the Company stored 1,500,000 gallons of Number 2 Heating Oil in the Company's facility in Rockaway, New Jersey. Pursuant to an additional agreement with Mieco, the Company purchased all of such oil during the months of November 1998 through March 1999. Presently, the Company does not intend to renew its agreement, or extend this arrangement, with Mieco. Additional fuel oil purchases are made on a daily basis on the spot market by electronic funds transfers.

    Two major suppliers provide the Company with its propane product requirements. Each of Ferrellgas Partners, L.P. and Propane Power, Inc. provided the Company with approximately 50% of its propane requirements for the year ended December 31, 1998. The loss of either supplier could have a material adverse effect on Able Propane.

    The Company met substantially all of its gasoline and diesel product requirements through Bayway Tosco Refining Corp. and Petron Oil Corporation for the year ended December 31, 1998. Each of these entities supplied approximately 50% of such requirements during such period.

    Notwithstanding the agreements with Mieco, the Company has not entered into any agreements for the supply of Number 2 Heating Oil, propane or gasoline. Management believes that if the Company's supply of any of the foregoing products was interrupted, the Company would be able to secure adequate supplies from other sources without a material disruption in its operations. However, there can be no assurance that adequate supplies of such petroleum products will be readily available in the future. See "Business--Fundamental Characteristics of the Company's Business--Wholesale Suppliers."


    GROWTH DEPENDENT UPON UNSPECIFIED ACQUISITIONS. The Company's growth strategy includes the acquisition of existing fuel distributors. The Company expects to allocate 47.5% ($2.8 million) of the net proceeds of this Offering for such purposes. There can be no assurance that the Company will be able to identify new acquisition candidates or, even if a candidates is identified, that the Company will have access to the capital necessary to consummate such acquisitions. Shareholders will not have an opportunity to vote on any acquisition proposed by the Company, nor will shareholders have any opportunity to review the financial status of such acquisition candidates. Furthermore, the acquisition of additional companies involve a number of additional risks. These risks include the diversion of Management's attention from the operations of the Company, possible difficulties with the assimilation of personnel and operations of acquired companies, the amortization of acquired intangible assets, and the potential loss of key employees of acquired companies. The future success of the Company's business will depend upon the Company's ability to manage its growth through acquisitions. See "Business--Expansion--Acquisitions."



    BROAD DISCRETION IN APPLICATION OF PROCEEDS BY MANAGEMENT. Approximately 47.5% of the net proceeds of this Offering will be applied towards unidentified acquisitions, 17.0% for development of new products and business lines, and 14% of the net proceeds of this Offering will be applied to working capital and general corporate purposes. Accordingly, Management will have broad discretion over the use of proceeds. See "Use of Proceeds."


    GOVERNMENT REGULATION. Federal, state and local laws, particularly laws relating to the protection of the environment and worker safety, can materially affect the Company's operations. The transportation of fuel oil, diesel fuel, propane and gasoline is subject to regulation by various federal, state and local agencies, including the U.S. Department of Transportation ("DOT"). These regulatory authorities have broad powers and the Company is subject to regulatory and legislative changes that can effect the economies of the industry by requiring changes in operating practices or influencing demand for, and the cost of providing, its services. Additionally, the Company is subject to random DOT inspections. Any material violation of DOT rules or the Hazardous Materials Transportation Act may result in citations and/or fines upon the Company. In addition, the Company depends on the supply of petroleum products from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The Company cannot determine the extent to which future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations. See "Business--Government Regulation."

    POTENTIAL ENVIRONMENTAL LIABILITY. The Company's operations are subject to all of the operating hazards and risks that are normally incidental to handling, storing, transporting and delivering fuel oils, gasoline, diesel and propane, which are classified as hazardous materials. The Company faces potential liability for, among other things, fuel spills, gas leaks and negligence in performing environmental clean-ups for its customers. Specifically, the Company maintains fuel storage facilities on sites owned or leased by the Company, and could incur significant liability to third parties or governmental entities for damages, clean-up costs and/or penalties in the event of certain discharges into the environment. Such liability can be extreme and could have a material adverse effect on the Company's financial condition or results of operations.

    Although the Company believes that it is in compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Any substantial violations of these rules and regulations could have an adverse affect upon the Company's operations. Moreover, it is possible that other developments, such as more stringent environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to the Company. See "Business--Environmental Considerations."

    NO ASSURANCE OF ADEQUATE INSURANCE PROTECTION. The Company maintains insurance policies in such amounts and with coverage and deductibles as the Company' management ("Management") believes are reasonable and prudent. There can be no assurance, however, that such insurance will be adequate to protect the Company from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business or that such levels of insurance will be maintained by the Company or will be available at economic prices.


    FRANCHISING. The Company intends to expand franchise arrangements to expand its operations and revenue base. The Company's future growth may be dependent upon new franchisees and the manner in which they operate and develop their Able Energy locations to promote and develop the Company's concept and its reputation for quality and value. To date, the Company has sold only one franchise. There can be no assurance that this franchisee or additional franchisees will have the business abilities or access to financial resources necessary to open Able Energy locations or operate such locations in their franchise areas in a manner consistent with the Company's concepts and standards. In addition, because the Company believes that a potential franchisee's total estimated investment relating to an Able Energy location is generally low, the Company may be more likely to attract franchisees with limited franchise experience and limited financial resources.


    As a result of its franchising activity, the Company is be subject to Federal Trade Commission ("FTC") regulation and various state laws that govern the offer, sale and termination of, and refusal to renew, franchises. Several state laws also regulate substantive aspects of the franchisor-franchisee relationship. The FTC requires the Company to furnish prospective franchisees a franchise offering circular containing prescribed information. A number of states in which the Company might consider franchising also regulate the sale of franchises and require registration of the franchise offering circular with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in substantial number of states, and bills have been introduced in Congress from time to time which would provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise. See "Business--Franchises and Government Regulation."

    TRADEMARKS AND SERVICE MARKS. The Company believes that its trademarks and service marks have significant value and are important to the marketing of its products and services, especially if the Company is successful in implementing its franchise program. There can be no assurance, however, that the Company's proprietary marks do not or will not violate the proprietary rights of others, that the Company's marks would be upheld if challenged or that the Company would not be prevented from using its marks, any of which could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks and service marks against infringement. See "Business--Patents and Trademarks."

    COMPETITION FROM ALTERNATE ENERGY SOURCES. The Company is engaged primarily in the retail home heating business and competes for customers with suppliers of alternate energy products, principally natural gas and electricity. While the Company is now marketing regulated natural gas, every year, a small percentage of the Company's oil customers convert to other home heating sources, primarily natural gas. In addition, the Company may lose additional customers due to conversions during periods in which the cost of its services exceeds the cost of alternative energy sources. See "Business--Conversion to Natural Gas and Competition."

    COMPETITION FOR NEW CUSTOMERS. The Company's business is highly competitive. In addition to competition from alternative energy sources, the Company competes with distributors offering a broad range of services and prices, from full service distributors similar to the Company, to those offering delivery only. Competition with other companies in the retail home heating industry is based primarily on customer service and price. Longstanding customer relationships are typical in the industry. Many companies, including the Company, deliver fuel to their customers based upon weather conditions and historical consumption patterns without the customers making an affirmative purchase decision each time fuel is needed. In addition, most companies, including the Company, provide equipment repair service on a 24 hour a day basis, which tends to build customer loyalty. The Company competes against companies that may have greater financial resources than the Company. As a result, the Company may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other retail home heating distributors. See "Business--Competition."

    ABSENCE OF WRITTEN AGREEMENTS. Approximately 50% of the Company's customers do not have written agreements with the Company and can terminate services at any time, for any reason. Although the Company has never experienced a significant loss of its customers, if the Company were to experience a high rate of terminations, the Company's business and financial condition could be adversely affected. See "Business--Retail Propane Distribution."

    RISKS ASSOCIATED WITH EXPANSION INTO NEW MARKETS. A significant element of the Company's future growth strategy involves the expansion of the Company's business into new geographic and product markets. Expansion of the Company's operations depend, among other things, the success of the Company's marketing strategy in new markets, successfully establishing and operating new locations, hiring and retaining qualified management and other personnel, and obtaining adequate financing for vehicle and site purchases and working capital purposes. See "Business--Expansion."

    NEED FOR ADDITIONAL FINANCING. The Company believes that the proceeds of the Offering, together with revenues from operations and capital available from the Company's line of credit, will be sufficient to finance the Company's working capital requirements for the foreseeable future following the completion of the Offering. In addition, a part of the Company's growth strategy is to expand its operations through the acquisition of existing fuel distributors. The continued operation and expansion of the Company's business may be dependent upon its ability to obtain additional financing to acquire new and existing entities. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. In the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company may not be able to achieve all of its business plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONTINUING INFLUENCE OF UNDERWRITER. The Underwriter may be able to exert continuing influence on the Company in light of the fact that it has the right to (i) appoint a board member for a five year period; (ii) receive warrants to purchase 100,000 shares of Common Stock, exclusive of the Over-Allotment Option;
(iii) exercise its registration rights; and (iv) act as financial consultant to the Company for a two year period and receive a finders fee for the same period. In light of the forgoing, the Underwriter may be, for the forseeable future, a dominating influence, and thereafter, a factor of decreasing importance in the market for the Common Stock.

    DEPENDENCE ON KEY PERSONNEL. The Company's future success will depend, to a significant extent, on the efforts of key management personnel, including Timothy Harrington, the Company's Chairman and

Chief Executive Officer. The Company will enter into employment agreements with Timothy Harrington and Christopher Westad prior to the effective date of the Registration Statement. The loss of one or more of these key employees could have a material adverse effect on the Company's business. The Company will use its best efforts to acquire key-person life insurance policies on Mr. Harrington in the amount of $3 million prior to the closing at this offering. In addition, the Company believes that its future success will depend, in large part, upon its continued ability to attract and retain highly qualified management, technical and sales personnel. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business. See "Management."

    CONTROL BY EXISTING STOCKHOLDERS. Upon the completion of this Offering, the Company's management will collectively beneficially own approximately 50% (46.5% if the Underwriter's Over-Allotment Option is exercised in full) of the Company's outstanding Common Stock. Because of their beneficial stock ownership, these stockholders will be in a position to continue to elect the majority members of the Board of Directors and decide matters requiring stockholder approval. See "Principal Stockholders."

    NO PRIOR PUBLIC MARKET. Prior to this Offering, there has been no public market for the Securities. Accordingly, there can be no assurance that an active trading market will develop and be sustained upon the completion of this Offering. The initial public offering price of the Securities has been determined by negotiations between the Company and the Underwriter and does not necessarily bear any relation to the Company's asset value, earnings or other objective criteria. See "Underwriting." The stock market has, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Although it has no obligation to do so, the Underwriter intends to engage in market-making activities or solicited brokerage activities with respect to the purchase or sale of the Securities on the Nasdaq SmallCap Market. However, no assurance can be given that the Underwriter will continue to participate as a market-maker in the securities of the Company or that other broker-dealers will make a market in such securities which may adversely impact the liquidity of the securities. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results, may also have a significant impact on the market price of such securities. See "Description of Securities."


    IMMEDIATE AND SUBSTANTIAL DILUTION. This Offering involves an immediate and substantial dilution to investors. Assuming a public offering price of $7.25 per share of Common Stock, purchasers of Common Stock in the Offering will incur an immediate dilution of $.83 per share of Common Stock in the net tangible book value of their investment from the initial public offering price, which dilution amounts to approximately 11.4% of the initial public offering price per share of Common Stock. Investors in the Offering will pay approximately $7.25 per share of Common Stock, as compared with an average cash price of $.48 per share of Common Stock paid by existing stockholders. See "Dilution."


    ISSUANCE OF BLANK CHECK PREFERRED STOCK. The Board of Directors will have the authority to issue up to 10,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue classes of preferred stock with voting liquidation, conversion or other rights that could adversely effect the holders of the Common Stock in that the issuance of such preferred stock may adversely dilute the proportionate equity interest and voting power of such holders. However, no such preferred stock may issued by the Company without the Underwriter's consent for a period of 24 months following the effective date. See "Description of Securities; Preferred Stock."

    SHARES ELIGIBLE FOR FUTURE SALE. Of the 2,000,000 shares of Common Stock of the Company to be outstanding upon completion of this Offering, 1,000,000 shares shall be "restricted securities" owned by "affiliates" of the Company (assuming none of the Shareholder Shares are sold in the Over-Allotment), as those terms are defined in Rule 144 promulgated under the Act. Absent registration under the Act, the sale of such shares is subject to Rule 144, as promulgated under the Act. All of the "restricted securities" are eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. Holders of 1,000,000 shares of Common Stock are affiliates of the Company. All of the Company's shareholders who are affiliates have agreed not to sell or otherwise dispose of any of their shares of Common Stock now owned or issuable upon the exercise of any option for a period of 24 months from the Effective Date, without the prior written consent of the Underwriter. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Company's securities prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. See "Shares Eligible for Future Sale."

    NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future. See "Dividends."

    POSSIBLE ADVERSE EFFECT OF PENNY STOCK REGULATIONS ON THE LIQUIDITY OF THE COMPANY'S SECURITIES. The Company intends to apply for listing of the Common Stock on the Nasdaq SmallCap Market and the Boston Stock Exchange. In the absence of the Common Stock being quoted on Nasdaq and if the Common Stock is not listed on another exchange, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if the Common Stock is a "penny stock." Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

    The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    If the Company's securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected, limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this Offering to sell their securities in the secondary market. There can be no assurance that trading in the securities will not be subject to these or other regulations that would adversely affect the market for such securities.

    NASDAQ ELIGIBILITY AND MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SMALLCAP MARKET. Prior to this Offering, there has been no established public trading market for the Company's Common Stock and there is no assurance that a public trading market for the Company's securities will develop after the completion of this Offering. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be sustained.

    The Commission has approved rules imposing criteria for listing of securities on the Nasdaq SmallCap Market, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on the Nasdaq SmallCap Market, an issuer, among other things, must have at least $4,000,000 in net tangible assets, $5,000,000 in market value of the public float and a minimum bid price of $4.00 per share. For continued listing, an issuer, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the Nasdaq SmallCap Market's maintenance criteria in the future, its Common Stock may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Company's Common Stock, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Common Stock.

    UNDERWRITER'S INFLUENCE ON THE MARKET. A significant amount of the Common Stock offered may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities and may otherwise effect transactions in such securities. If they participate in the market, the Underwriter may exert substantial influence on the market, if one develops, for the Common Stock. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriter's participation in such market. See "Underwriting."


    YEAR 2000 EFFECT. While the Company believes that its own operating systems are year 2000 compliant, there can be no assurance until such time that all systems will then function adequately. Approximately 50% of the Company's customers receive their home heating oil pursuant to an automatic delivery system whereby deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions. In the event that the Company does have Year 2000 problems, failures and interruptions resulting from the computing system problems could have a material adverse effect on the Company's results of operations. There can be no assurance that the Year 2000 issue can be resolved prior to the upcoming change in the century.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of securities offered hereby at an assumed public offering prices of $7.25 per share of Common Stock, after deducting underwriting commissions and offering expenses estimated to be $1,360,500 to be paid by the Company, is estimated to be $5,889,500. The Company expects to apply the net proceeds of the Offering as follows:



                                                                                                 PERCENTAGE OF NET
APPLICATION OF PROCEEDS                                                     APPROXIMATE AMOUNT       PROCEEDS
--------------------------------------------------------------------------  -------------------  -----------------
Acquisitions of home energy product companies, and other energy related
  entities (1)............................................................     $   2,800,000              47.5%
Development of new product and business lines(2)..........................         1,000,000              17.0%
Sales & Marketing(3)......................................................           515,000               8.7%
Terminal space(4).........................................................           300,000               5.1%
Hardware, software and installation cost of information system(5).........           250,000               4.2%
Acquisition of real property (6)..........................................           150,000               2.5%
Addition of personnel(7)..................................................            50,000               0.8%
General Corporate and Working Capital.....................................           824,500              14.0%
Total.....................................................................     $   5,889,500               100%
                                                                            -------------------         ------
                                                                            -------------------         ------


------------------------


(1) The Company plans to acquire certain assets or the securities of other home energy product companies and other energy related entities. The Company has no current plans, arrangements, commitments or understandings to acquire the assets or the securities of other energy related entities.


(2) The net proceeds allocated to development of new product and business lines are expected to be applied to new operating subsidiaries including, but not limited to, a subsidiary for the Company's franchising operation, subsidiary for the retail sale of electrical power and a subsidiary for a joint venture for the retail sale of natural gas. See "Business."

(3) The net proceeds allocated to marketing and sales are expected to be applied towards the promotion of the Company's service in its current markets and expansion of the Company's markets. The proceeds are expected to be applied to advertising, distributor incentive programs and sales person incentive programs.

(4) The net proceeds will be allocated to the rental of additional terminal space for the storage of home heating oil.

(5) Represents cost of the hardware, software and the installation costs associated with the upgraded information system the Company plans to install.

(6) Represents downpayment for purchase of the Company's headquarters currently leased by the Company in Rockaway, New Jersey. Although no formal agreement has been consummated, the Company is currently in negotiation to purchase the property for an aggregate purchase price of approximately $1 million. The purchase of this property is contingent upon the property meeting all applicable environmental rules and regulations prior to purchase.

(7) The Company anticipates hiring additional sales and operations employees and has allocated these net proceeds to fund these additions.

    The foregoing represents the Company's estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business needs. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses, as well as any potential acquisitions that the Company may consummate, although no specific acquisition has been identified. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations." Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company.


    Any additional net proceeds realized from the exercise of the Over-Allotment Option (up to approximately $473,063) will be added to the Company's working capital.


    Pending application, the net proceeds will be invested principally in short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                DIVIDEND POLICY

    The Company has never paid or declared dividends on its Common Stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 31, 1999 and as adjusted to reflect the sale of 1,000,000 shares of Common Stock, offered hereby. The information provided below should be read in conjunction with the Financial Statements and the other financial information included elsewhere in this Prospectus.



                                                                                             MARCH 31, 1999
                                                                                      ----------------------------
                                                                                         ACTUAL      AS ADJUSTED
                                                                                      ------------  --------------
Long-term liabilities, less current maturities(1)...................................  $  1,118,217   $  1,968,217
                                                                                      ------------  --------------
                                                                                      ------------  --------------
Shareholders' equity: 10,000,000 Capital Stock, shares authorized: 1,000,000 issued
  and outstanding(2); and 2,000,000 issued and outstanding as adjusted (3)..........             1          2,000
  Retained earning..................................................................     1,097,096      1,097,096
  Paid in Surplus...................................................................         3,999      5,891,500
                                                                                      ------------  --------------
  Total shareholders' equity........................................................       612,912      6,990,596
                                                                                      ------------  --------------
                                                                                      ------------  --------------


------------------------

(1) Long-term liabilities have been adjusted to reflect an $850,000 increase in debt projected to be incurred for the purchase of the Company's headquarters in Rockaway, New Jersey, which the Company currently leases.

(2) Does not include 300,000 shares of Common Stock provided for issuance under the Company's Stock Option Plan.

(3) Reflects the issuance of 1,000,000 shares of Common Stock by the Company in connection with this Offering. Does not include 300,000 shares of Common Stock provided for issuance under the Company's Stock Option Plan or 10,000,000 shares of preferred stock at $.001 per share par value, to be authorized on or before the Effective Date.

                                    DILUTION


    Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per Share represents the amount of the Company's total assets minus the amount of its liabilities and intangible assets divided by the number of shares outstanding. As of March 31, 1999, the net tangible book value of the Company's Common Stock was $530,420 or ($.53) per share. Without taking into account any changes in net tangible book value after March 31, 1999, other than to give effect to the sale of the Shares offered hereby and the receipt of the net proceeds of this Offering, the pro forma net tangible book value of the Company as of March 31, 1999 would have been $6,419,920 or $6.42 per share. Consequently, there will be an immediate increase in net tangible book value of $5.89 per Share to the existing shareholders and an immediate substantial dilution (i.e. the difference between the assumed offering price of $7.25 per Share and the pro forma net tangible book value per Share after the Offering) of $.83 or 11% to new investors purchasing the Shares offered hereby.



    The following table illustrates, as of March 31, 1999, this per share dilution:



Assumed public offering price per Share of Common Stock....             $    7.25
    Net tangible book value per share before Offering......  $     .53
    Increase per Share attributable to new investors.......  $    5.89
Pro forma net tangible book value per Share after
  Offering.................................................             $    6.42
                                                                        ---------
Dilution per Share to new investors........................             $     .83
                                                                        ---------
                                                                        ---------



    The following table summarizes, as of March 31, 1999, the total number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing shareholders and by new investors who purchase Shares pursuant to this Offering.



                                                                                          PERCENTAGE
                                           SHARES        PERCENTAGE        AGGREGATE       OF TOTAL       AVERAGE PRICE
                                        PURCHASED(1)   OF TOTAL SHARES   CONSIDERATION   CONSIDERATION      PER SHARE
                                        ------------  -----------------  -------------  ---------------  ---------------
Existing Shareholders.................    1,000,000              50%      $   480,760            6.2%       $    0.48
New Investors.........................    1,000,000              50%        7,250,000           93.8%            7.25
                                        ------------            ---      -------------           ---
      Total...........................    2,000,000             100%      $ 7,730,760            100%
                                        ------------            ---      -------------           ---
                                        ------------            ---      -------------           ---


------------------------

(1) This information does not reflect 300,000 Shares that may be issued under the Company's Stock Option Plan.

                            SELECTED FINANCIAL DATA


    The following table sets forth selected historical financial data and other operation information of the Company. The selected historical financial data in the table for the years ended December 31, 1998 and 1997 is derived from the audited financial statements of the Company. The selected financial data set forth for the three month period ended March 31, 1998 and 1999 are derived from unaudited financial information provided by the Company, which in the opinion of Management have been prepared on the same basis as the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the three months ended March 31, 1999, are not necessarily indicative of results to be expected for the full fiscal year. The selected financial data set forth below should be read in conjunction with the Company's financial statements and notes thereto and with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.


STATEMENT OF OPERATIONS DATA:


                                                                                           THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,             MARCH 31,
                                                         ----------------------------  --------------------------
                                                             1998           1997           1999          1998
                                                         -------------  -------------  ------------  ------------
Total revenues.........................................  $  16,317,668  $  16,380,992  $  6,180,935  $  5,504,512
Total costs and expenses...............................     16,276,975     16,304,931     5,624,722     5,236,694
Net income (loss)......................................         40,693         76,061       556,213       267,818
Net income(loss) per common share(1)...................           .041           .076         0.556         0.268
Weighted average common shares
  outstanding..........................................      1,000,000      1,000,000     1,000,000     1,000,000


BALANCE SHEET DATA:


                                                                       DECEMBER 31,         MARCH 31, 1999
                                                                       ------------  ----------------------------
                                                             1998          1997         ACTUAL     AS ADJUSTED(2)
                                                         ------------  ------------  ------------  --------------
Working capital(3).....................................  $   (805,798)  $ (761,188)  $   (370,600)  $  5,518,900
Total assets(2)(3).....................................     3,739,526    3,552,524      4,184,751     10,924,251
Total liabilities(2)...................................     3,194,643    3,154,264      3,083,655      3,933,655
Total stockholders' equity(3)..........................       544,883      398,260      1,101,096      6,990,596


------------------------

(1) Net earnings per common share is based upon the weighted average number of common shares outstanding for each period presented.

(2) Total liabilities have been adjusted to reflect an $850,000 increase in debt projected to be incurred for the purchase of the Company's headquarters in Rockaway, New Jersey, which the Company currently leases. Total assets have also been increased by $850,000 representing the purchase of the Company's headquarters.


(3) As adjusted to reflect net proceeds of $5,889,500 from the sale by the Company in this offering of 1,000,000 Shares at the assumed public offering price of $7.25 per Share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The statements contained in this Prospectus that are not historical are forward looking statements, including statements regarding the Company's expectations, intentions, beliefs or strategies regarding the future. Forward looking statements include the Company's statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward looking statements included in this prospectus are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward looking statements. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in the " Risk Factors" section included in this Prospectus at page 8.

    The home heating and home energy market is highly competitive and fragmented, in both the heating oil and alternative energy markets, and consists of suppliers most of whom are larger and with greater resources than the Company. The diverse distribution channels in which the Company markets its products involve different competitive factors, and the ability to provide specialized customer services at discounted prices is important to mass market the Company's products. See "Business -- Competition".

    The Company's future success as a retailer of energy related products will be influenced by several factors including the ability of the Company to efficiently meet customer demand and develop a larger customer base, management's ability to evaluate the public's home energy requirements and to achieve market acceptance of new energy related products. With respect to achieving market acceptance of new energy related products, the Company has entered into a marketing agreement with AllEnergy where the Company will market and sell natural gas to residential and commercial customers in New Jersey. The Company will receive a commission equal to 35% of the gross profit margin for sales generated by the Company. Further factors impacting the Company's operations are increases in expenses associated with continued sales growth, the ability of the Company to control costs, to offer products with satisfactory profit margins and the ability to develop and manage the introduction of new products and competition. Quality control as well as customer satisfaction are also essential to the Company's success.

REVENUE RECOGNITION

    Sales of fuel oil and heating equipment are recognized at the time of delivery of the product to the customer and sales of equipment are recognized at the time of installation. Revenue from repairs and maintenance service is recognized upon completion of the service. Payments received from customers for heating equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straightline basis, which generally do not exceed one year.

RESULTS OF OPERATIONS

    Since the Company was only incorporated in March 1997, the financial data for the fiscal year ended December 31, 1996 represents solely the results of operations of Able Oil and related entities which, in 1997, are subsidiaries of the Company, and, as such, are the same operating entities in 1997 and 1996.


THREE MONTHS ENDED MARCH 31, 1999, COMPARED TO THE THREE MONTHS ENDED MARCH 31,
  1998.



    The Company reported revenues of $6,180,935 for the three months ended March 31, 1999, an increase of 12.29% over the prior year's revenues of $5,504,512 for the same three month period. This increase can be attributed to increased sales as a result of cooler weather in the Northeast during this quarter as compared to warmer weather experienced by the Northeast during November and December 1998; therefore, some customers who would normally receive delivery in the fourth quarter of 1998 instead received delivery in the first quarter of 1999. Increased revenues can also be attributable to increased marketing efforts. Revenues for the three months ended March 31, 1998 include $289,209 of sales made by subsidiaries which were sold in December 1998. Had such revenues not been included in total revenue for the three month period ended March 31, 1998, the increase in revenues from such period to the three month period ended March 31, 1999 would have been 18.51%.



    Gross profit margin, as a percentage of revenues, for the three months ended March 31, 1999, increased to 28.37% of net revenues, representing an increase of 3.79% over a margin of 24.58% for the same quarter one year ago. The improvement in margin is primarily a result of stable retail prices for home heating oil with lower product cost.



    Selling, General and Administrative expenses decreased by $49,796 or 6.67% from $746,338 for the three months ended March 31, 1998 to $696,542 for the three months ended March 31, 1999. This decrease was attributable to the sale of two subsidiaries in December 1998 which had costs of $91,230 in the three months ended March 31, 1998.



    Operating Income for the three months ended March 31, 1999 was $948,965, an increase of 89.56% over the Company's operating income of $500,624 for the three months ended March 31, 1998. This increase in operating income was attributable to stable retail prices for home heating oil and lower home heating oil product costs paid by the Company during the last twelve months as a result of unusually low fuel prices.



    Net income for the three months ended March 31, 1999 increased by $288,395 or 107% to $556,213 as compared to the previous year. This increase in net income is a direct result of continued sales growth and improved gross margins (occasioned primarily by lower wholesale fuel prices), which more than offset the investment in consumer promotions and advertising. As a percentage of net revenues, income for the first quarter of 1999 increased to 9.0% as compared to 4.8% for the same period in the previous year. In addition to an increase in gross margin and operating efficiencies, as described above, the Company also profited from certain forward purchase contracts and from sales to customers with automatic delivery contracts.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997.


    Revenues for the year ended December 31, 1998 were $16,317,668, a 0.38% decrease over the prior year's revenues of $16,308,992. The decrease in revenue for the year ended December 1998 was due in part to lower product costs during the second half of fiscal 1998. For example, the cost to the Company for number 2 home heating oil averaged $0.42 per gallon for fiscal 1998 as compared to $0.59 for 1997. In fiscal year 1997, the Company charged customers an average of $.829 per gallon as opposed to $.711 per gallon for number 2 home heating oil, in fiscal year 1998. Therefore, although revenue decreased the Company was able to increase margins on number 2 home heating oil by $.052 per gallon in fiscal year 1998. Additionally, the decrease in revenues was a result of a reduction of gallons sold of home heating oil. This reflects management's decision to stop sales of home heating oil to two wholesale customers because of low profit margins on such sales. Management believes that the elimination of these customers will result in an increase in overall profit margins from sales of home heating oil. The Company did, however, experience a 78% increase in gallon sales of propane, from 215,508 gallons during fiscal 1997 to 383,678 gallons in fiscal 1999 which was the result of an increase in propane customers.


    The Company's gross profit margin for the year ended December 31, 1998 was 20.1% of sales, a decrease from the 20.5% margin for the comparable period ended December 31, 1997. Selling General & Administration expenses ("SG&A") for the Company decreased by 0.92% from $2,745,963 to $2,720,598 for the year ended December 31, 1998 as compared to December 31, 1997. These changes can be attributed, in part, to the reclassification of expenses from SG&A to cost of goods sold to better classify such expenses. For example, during fiscal year 1997, the Company included $108,000 in insurance expense and $80,000 of fuel and excise tax in SG&A; however, in fiscal 1998, these expenses were included in cost of goods sold. The decrease in gross profit can also be attributed to fluctuating costs for product during the second half of 1998 and higher costs attributable to A&O, which was sold in December 1998. The decrease in SG&A can also be attributed to decreased executive officers salaries, as certain officers did not take a bonus in 1998.

    Operating income for the year ended December 31, 1998 was $100,705 a decrease of 53.7% over the Company's operating income for the previous year ended December 31, 1997 of $217,588. This decrease in income from operations is related to the increase in one time expenditures relating to strengthening the Company's infrastructure. For example, in fiscal 1998, the Company established a garage in its Newton Facility which is staffed with one full-time employee. The Company expects that the addition of this garage will help to reduce operating expenses related to its fleet of trucks during fiscal year 1999. Additionally, increased costs related to A&O further decreased operating income.


    Net income for the year ended December 31, 1998 was $40,693, a 46.50% decrease in the Company's net income of $76,061 for the year ending December 31, 1997. This decrease in net income is primarily attributable to lower gross profit and higher depreciation expenses due to additional tanks and other equipment.


    Depreciation and amortization expense for the year ended December 31, 1998 was $451,441, an increase from $394,806 for the year ending December 31, 1997. Amortization relates to the amortization of customer lists, being amortized over 15 years and a Non-Compete Agreement amortized over 5 years, per the agreement. These relate to the acquisition of Connell's Fuel Co. in October 1996. The amortization of the customer list is a non-cash expense. The amortization expense for the year ended December 31, 1998 was $88,800, as compared to $75,636 for the year ended December 31, 1996 and reflects a full year's amortization of the Non-Compete Agreement and customer list. Depreciation expense for the year ended December 31, 1998 was $376,661 compared to $320,026 for the prior year. This was due to the addition of propane cylinders and tanks, and the purchase of additional trucks and other equipment at a cost of approximately $450,000.

    Interest expense for the year ended December 31, 1998 was $169,040 as compared to $211,133 for the year ended December 31, 1997. This decrease was due to debt restructuring. For example, the Company reduced total debt by $235,550 during fiscal 1998. Also the Company converted certain short-term notes to long term notes, resulting in a 1.5% lower interest rate.

    During the year ended December 31, 1998, the Company sold one Freightliner delivery truck for a total selling price of $44,000. The book value of the truck was $20,043, resulting in a gain on sales of equipment of $23,957.


    During the year ended December 31, 1998, the Company sold A&O and Able Montgomery for an aggregate selling price of $140,000. The gain on sale of Able Montgomery of $72,739 has been deferred and will be shown over 60 months as the funds are collected. The gain on A&O is shown as excess of subsidiary losses over investment of $54,404.


    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

    The financial data for the fiscal year ending December 31, 1996, represents the operations of Able Oil Company and related entities. Pursuant to Regulation S-B these entities, in aggregate, were considered the predecessor of Able Energy, Inc. and Subsidiaries. in order to have a proper comparison of Fiscal 1996 and 1997, the December 31, 1996 financial statements were retroactively restated to include Able Oil Company and related entities.

    Revenues for the year ended December 31, 1997 were $16,308,992, a 25.6% increase over the prior year revenues of $12,981,457. The increase in revenue for the year ended December 1997 was due in part to the October 1996 acquisition of Connell's Fuel Co., in Newton, New Jersey. The Company also increased its customer base through intensive marketing and advertising promotions offering the Company's full home heating services at discounted prices. In addition, the revenue for 1997 reflects the added revenue of Able Propane, A&O Environmental, Able Melbourne and Able Montgomery. Although these affiliates were established in or about July 1996, the revenue generated by these entities is most apparent in the financial statements for the subsequent twelve month period ended December 31, 1997.

    The Company's gross profit margin for the year ended December 31, 1997 was 20.5% of sales, an improvement over the 18.5% margin for the comparable period ended December 31, 1996. This positive change can be attributed to a 4.2% decrease in the cost of inventory sold.

    Selling General & Administration expenses for the Company increased by 45.3% from $1,889,905 to $2,745,963 for the year ended December 31, 1997 as compared to December 31, 1996. This increase is attributable to the acquisition of Connell's Fuel in Newton, New Jersey which incurred expenses of $828,622, as well as the start-up costs associated with the establishment of Able Propane and Able Montgomery which were in operation for a full year in 1997.

    Operating income for the year ended December 31, 1997 was $217,588 a decrease of 15.1% over the Company's operating income for the previous year ended December 31, 1996 of $256,411. This decrease in income from operations is directly related to the organizational and start-up costs associated with the addition of the aforementioned start-up entities, which had an operating loss of $181,389. Further costs were incurred in establishing the Company's franchising program, as well as investments in the Company's infrastructure.

    Net income for the year ended December 31, 1997 was $76,061 as compared to $227,596 for the year ending December 31, 1996. This decrease in net income is primarily attributable to the additions of the start-up entities, in addition, to a lessor extent, the acquisition of Connell's Fuel Co., which increased Selling General and Administrative expenses.

    Amortization relates to the amortization of customer lists, being amortized over 15 years and a Non-Compete Agreement amortized over 5 years, per the agreement. These relate to the acquisition of Connell's Fuel Co. in October 1996. The amortization of the customer list is a non-cash expense. The amortization expense for the year ended December 31, 1997 was $74,780, as compared to $12,463 for two months in the year ended December 31, 1996.

    Depreciation expense for the year ended December 31, 1997 was $320,026 which is a 28.1% increase over the prior year's $249,928. This was due to the October 1996 acquisition of Connell's Fuel Co., and a full year of the above referenced start -up companies which resulted in an aggregate expense of $69,934, and the purchase of additional trucks and other equipment.

    Interest expense for the year ended December 31, 1997 was $211,133 as compared to $80,586 for the year ended December 31, 1996. This increase was due to the October 1996 acquisition of Connell's Fuel Co. and the costs associated with the start-up entities.

    During the year ended December 31, 1997, the Company sold three trucks for a total selling price of $114,490. The book value of these trucks was $42,386, resulting in a gain on sales of equipment of $72,104. The terms of sale were cash.

CONCENTRATION OF REVENUE WITH GUARANTEED MAXIMUM PRICE CUSTOMERS

    Approximately 5% of the Company's heating oil volume is sold to individual customers under an agreement pre-establishing the maximum sales price of oil over a twelve month period. The maximum price at which oil is sold to these capped-price customers is renegotiated in each Spring to reflect the current market conditions. The Company currently enters into forward purchase contract for a substantial majority of the oil it sells to these capped-price customers in advance and at a fixed cost. Should events occur after a capped-sales price is established that increases the cost of oil above the amount anticipated, margins for the capped-price customer whose oil was not purchased in advance would be lower than expected, while those customers whose oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of oil below the amount anticipated, margins for the capped-price customers whose oil was purchased in advance could be higher than expected, while those customers whose oil was not purchased in advance would be unaffected or higher than expected. The capped-price customers payments are received in advance and are shown on the balance sheet as customer deposits current liabilities.

LIQUIDITY AND CAPITAL RESOURCES


    For the three month period ended March 31, 1999 compared to the three months ended March 31, 1998, the Company's cash position decreased by $136,662 or 22.66% from the March 31, 1998 balance of $603,115 to the March 31, 1999 balance of $466,453. For the three months ended March 31, 1999 cash was generated through operations. For the three months ended March 31, 1998 cash was generated through operations, net income and collections of accounts receivable.


    For the year ended December 31, 1998, compared to the year ended December 31, 1997, the Company's cash position decreased by $30,060 from December 31, 1997 balance of $155,904 to December 31, 1998 balance of $125,844. For the year ended December 31, 1998, cash was generated through operations and a decrease in inventory and an increase in customer advance payments. For the year ended December 31, 1997, cash was generated through operations, and an increase in customer advance payments.


    The increase in cash from December 31, 1998 to March 31, 1999 was $340,609 and from December 31, 1997 to March 31, 1998 was $447,211. This is due to the seasonal fluctuations with greater sales and net income in the winter months.


    As a result of a refinancing with its primary financial institution, the Company has access to $500,000 of credit line funds. The Company's credit line had been increased from $350,000 to $500,000 at 1/2% above prime and its current outstanding credit line and other debt with the bank has been rolled into a 3 year term loan in the principal amount of $675,000 bearing interest at a rate of approximately 1% above prime rate. As of December 31, 1998, $100,000 of this line had been used by the Company.

    The Company will receive net proceeds from this Offering in an amount estimated to be $5,818,750. The Company believes that the net proceeds of the Offering, coupled with the refinancing and income from operations, will fulfill the Company's working capital needs for the next 24 months. As the Company continues to grow, bank borrowings, or other debt placements and equity offerings may be considered, in part, or in combination, as the situation warrants.

    On the Effective Date, Timothy Harrington and Christopher P. Westad will enter into three year employment agreements with the Company. Timothy Harrington will be retained as Chief Executive Officer of the Company at an annual salary of $225,000. Christopher Westad will be retained as President of the Company at an annual salary of $100,000. Each of the Messrs. Harrington and Westad are entitled to bonuses pursuant to their employment agreements if the Company meets certain financial targets based on sales, profitability and good management goals as predetermined by the Board of Directors or compensation committee and other subjective criteria as determined by the Board of Directors or compensation committee. " See Management; Employment Agreements."

SEASONALITY

    The Company's operations are subject to seasonal fluctuations with a majority of the Company's business occurring in the late Fall and Winter months. Approximately 70% of the Company's revenues are earned and received from October through March, and the overwhelming majority of such revenues are derived from the sale of home heating oil. However, the seasonality of the Company's business is offset, in part, by the increase in revenues from the sale of diesel and gasoline fuels during the spring and summer months due to the increased use of automobiles and construction apparatus.

    From May through September, Able Oil can experience considerable reduction of retail heating oil sales. Similarly, Able Propane can experience up to 80% decrease in heating related propane sales during the months of April to September, which is offset somewhat by an increase of pool heating and cooking fuel.

    Over 90% of Able Melbourne's revenues are derived from the sale of diesel fuel for construction vehicles, and commercial and recreational sea-going vessels during Florida fishing season, which begins in April and ends in November. Only a small percentage of Able Melbourne's revenues are derived from the sale of home heating fuel. Most of these sale occur from December through March, Florida's cooler months.


YEAR 2000



    Many existing computer programs use only a two digit suffix to identify a year in the date field with an assumed prefix of "19". Consequently, this limits those systems to dates between 1900 and 1999. If not corrected, many computer systems and applications could fail or create erroneous results at or in connection with applications after the year 2000.



    Approximately 50% of the Company's customers receive their home heating oil and/or propane pursuant to an automatic delivery system whereby deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions. In the event that the Company does have Year 2000 problems, failures and interruptions resulting from computing system problems could have a material adverse effect on the Company's results of operations.



    The Company has undertaken to review the potential impact of the Year 2000 issue to its internal operations. Such assessment has included a review of the impact of the issue on business systems and other areas. Based on the results of the Company's review, it does not anticipate that the Year 2000 issue will impact operations or operating results. Although the Company has determined that all of its systems are currently Year 2000 compliant, it has undertaken to replace its computer systems. The Company anticipates that it will have a new computer system in place by October 1999 at a cost of approximately $50,000.



    Additionally, the Company relies on its customers, suppliers, utility service providers, financial institutions and other partners in order to continue normal business operations. The Company has been advised by most, if not all, of its external vendors, business associates and associated financial institutions that they are now Year 2000 compliant. However, at this time, it is impossible to assess the impact of the Year 2000 issue on each of these organizations. There can be no guarantee that the systems of other unrelated entities will be corrected on a timely basis and will not have a material adverse effect on the Company. As the Company does not typically engage in contracts with its vendors for the supply of energy products, it is not dependent on any one vendor. In the event any of the Company's vendors are affected by Year 2000 issues, management believes that it will have access to a number of alternative vendors and management believes that such occurrence should not have material adverse effect on the Company's business or operations.

                                    BUSINESS

GENERAL

    Able Energy was incorporated on March 13, 1997 in the state of Delaware, to act as a holding company for five operating subsidiaries: Able Oil; Able Propane; Able Melbourne; Able Montgomery and A&O. In December 1998, the Company sold Able Montgomery as its first franchise, and it also sold A&O.


    Presently the Company's operating entities are engaged in the retail distribution of, and the provision of services relating to, (i) fuel oil, (ii) propane gas, and (iii) natural gas through a marketing alliance agreement with AllEnergy Marketing Company LLC, a division of New England Electric Systems, Inc. In addition to selling home energy products, the Company offers complete HVAC (heating, ventilation and air conditioning) installation and repair and also markets other petroleum products to commercial customers, including diesel fuel, gasoline and lubricants.



    In fiscal year 1998, sales of home heating oil accounted for approximately 70% of the Company's revenues. The remaining 30% of revenues were from sales of gasoline, diesel fuel, kerosine, propane, and environmental services and related sales. The Company serves approximately 20,000 home heating oil customers from three locations, of which two are located in New Jersey and one is located in Florida.



    The Company also provides installation and repair of heating equipment as a service to its customers. The Company considers service and installation services to be an integral part of its business. Accordingly, the Company regularly provides various service incentives to obtain and retain customers. The Company provides home heating equipment repair service on a 24 hours-a-day, seven days-a-week basis, generally within two hours of request. Except in isolated instances, the Company does not provide service to any person who is not a customer.



    The Company believes that it is able to obtain new customers and maintain existing customers by offering its concept of full service home energy products at discount prices, providing quick response refueling and repair operations, providing automatic deliveries to customers by monitoring historical use and weather patterns, and by providing customers a variety of payment options. The Company regularly provides various service incentives to obtain and retain customers. The Company aggressively promotes its service through a variety of direct marketing media, including mail and telemarketing campaigns, by providing discounts to customers who refer new customers to the Company, and through an array of advertising, including television advertisements and billboards, which aim to increase brand name recognition. The Company believes that this focused marketing strategy has been key to its success.


    The Company intends to use a substantial portion of the proceeds of this offering to expand its operations. The Company's strategy to expand its operations includes (i) the acquisition of select operators in the Company's present markets as well as other markets; (ii) capturing market share from competitors through increased advertising and other means; (iii) diversifying its products; (iv) diversifying its customer base; and (iv) replicating its marketing and service formula in new geographic areas either directly or through franchise arrangements. The Company may also enter into marketing alliances with other entities in product areas different than the Company's current product mix.

RETAIL FUEL OIL

    The Company's retail fuel oil distribution business is conducted through its subsidiaries Able Oil and Able Melbourne. The Company serves both residential and commercial fuel oil accounts. The Company sells premium quality home heating oil to its residential customers offering delivery seven days-a-week. To its commercial customers, in addition to selling home heating oil, the Company sells diesel fuel, gasoline and kerosene. The Company also provides an oil burner service that is available 24 hours-a-day for the maintenance, repair and installation of oil burners. These services are performed on an as needed basis. Customers are not required to enter into service contracts to utilize the Company's service department.

    Approximately 50% of the Company's customers receive their home heating oil pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions. Customers can also order deliveries of home heating oil through the Company's Web site located at www.ableenergy.com. The Company delivers home heating oil approximately six times each year to the average customer. The Company's bills customers promptly upon delivery or receives payment upon delivery. The Company's customers can pay for fuel deliveries with cash or with their credit card.

    In addition, approximately 5% of the Company's total sales are made to customers pursuant to an agreement which pre-establishes the maximum annual sales price of fuel oil and is paid by customers over a ten month period in equal monthly installments. Such prices are renegotiated in April of each year and the Company has historically purchased fuel oil for these customers in advance and at a fixed cost.

    The Company delivers fuel with its own fleet of 18 custom fuel oil trucks and four owner-operator fuel oil delivery trucks. The Company's fuel trucks have fuel capacities ranging from 3,000 to 8,000 gallons. Each vehicle is assigned to a specific delivery route, and services between 4 and 40 customer locations per day depending on market density and customers' fuel requirements. The Company also operates seven Company owned service vans and four owner-operated service vans, which are equipped with state of the art diagnostic equipment necessary to repair and/or install heating equipment. The number of customers each van serves mostly depends upon the number of service calls received on any given day.

ABLE OIL


    Able Oil was established in 1989 and is the Company's largest subsidiary, accounting for approximately 87% of the Company's total revenues in 1998. Able Oil is located in Rockaway, New Jersey, and serves just under 22,000 oil customer accounts throughout northern New Jersey, mostly in Morris, Sussex, Warren, Passaic and Essex counties, from its distribution locations in Rockaway and Newton, New Jersey. Of these accounts, approximately 90% are residential customers and 10% are commercial customers.


    Generally, 18 of the Company's fuel oil trucks are reserved for use by Able Oil, of which nine trucks operate from the Rockaway facility and six trucks operate from the Newton facility. In addition, Able Oil utilizes the services of four owner-operated trucks. Each owner operator is under contract; they are responsible for all of the vehicle operating expenses including insurance coverage. All of the trucks have the Company's logo on them.

    Able Oil's 18 fuel oil delivery trucks, and the four owner-operator trucks, acquire fuel inventory at the Company's facilities in Rockaway and Newton. Dispatch of fuel oil trucks is conducted at both the Rockaway and Newton facilities. Billing is conducted from Able Oil's corporate headquarters in Rockaway.


    The Rockaway and Newton facilities have the capacity to store 1.5 million gallons and 200,000 gallons of fuel, respectively. During seasons where demand for heating oil is higher, or when wholesale oil prices are favorable, a slightly larger inventory is kept on hand. However, Management generally believes that short inventory life and high inventory turnover enables the Company to rapidly respond to changes in market prices. Thus, Management employs "just in time" inventory practices and rarely stores fuel to capacity levels. However, in June of 1998, oil prices reached a historic low and the Company entered into an in-tank storage agreement with Mieco Trading Co., to store 1.5 million gallons of fuel oil at the Company's facility in Rockaway, New Jersey. The Company entered into an additional agreement with Mieco whereby it purchased all of such fuel oil from November 1998 through March 1999. Additional fuel oil purchases are made daily on the spot market using electronic funds transfers. Able Oil carts its fuel purchases from wholesale purchase sites to the Rockaway and Newton facilities with two tractor-trailer tankers owned by the Company, and by two owner-operated tractor-trailer tankers that are used on an as needed basis. These two owner-operated tankers are under contract and bear the Able logo or name.

    Able Oil's oil burner service operates exclusively out of the Newton facility. Able Oil dispatches a total of eleven service vans, four of which are subcontracted from owner-operators.

ABLE MELBOURNE

    Able Melbourne was established in July 1996, and is located in Cape Canaveral Florida. Presently, revenues from Able Melbourne account for approximately 5.3% of the Company's total revenues. Able Melbourne is engaged primarily in the sale of diesel fuel for commercial fleet fueling and other on-road vehicles, and dyed diesel fuel, which is used for off-road vehicles and purposes, including commercial and recreational fishing vessels, heating oil and generator fuel. Additionally, a small portion of Able Melbourne's revenues are generated from the sale of home heating oil, lubricants and lubricant products. Able Melbourne serves approximately 300 customer accounts in Brevard County, Florida, primarily in the Cape Canaveral Area. In 1998, six of Able Melbourne's customers, Beyel Brothers Crane Service, Beyel Marina, Diamond Royale, Frank-lin Excavating, Inc., CG Reed, S&S Seafood and ABC Landclearing Development, individually, accounted for more than five percent of Able Melbourne's annual revenues.

    Able Melbourne delivers fuel with two fuel delivery trucks which are capable of storing 6,000 gallons of fuel in aggregate. Because Able Melbourne's peak season is at the opposite time of the year than the rest of the Company, during this season, Able Melbourne uses one of Able Oil's trucks to meet its demand. Currently, Able Melbourne does not have facilities to store fuel oil beyond what is held on its trucks, and thus, purchases fuel inventory from local refineries. However, since Able Melbourne is located only three miles from port storage, the lack of inventory capacity is not material to the Company's operations or revenue.

RETAIL PROPANE DISTRIBUTION

    The Company is engaged in the retail distribution of liquid propane gas and propane equipment, and provides services related thereto through its subsidiary Able Propane. Able Propane, based in Rockaway, New Jersey, was established 1996 as part of the Company's efforts to increase market penetration through diversification. Able Propane serves approximately 1,100 accounts, the majority of which are located in northern New Jersey.

    Although propane can be used for virtually all household and business utility applications, of Able Propane's customers, approximately 60% use propane for hot water heating and cooking; approximately 10% use propane for pool heating; and approximately 30% use propane for home heating. Although burned as a gas, propane is transported as a liquid and stored in tanks that vaporize the liquid for use. Able Propane provides its customers with such tanks at no charge, and by doing so, remains such customer's exclusive supplier of propane. Able Propane employs a delivery system similar to the Company's retail oil distribution business, whereby customers receive propane deliveries pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions.

    With an increased marketing effort, the Company believes that Able Propane has the opportunity to gain a larger share of the New Jersey energy market by converting electricity and fuel oil users to propane, and by encouraging owners of newly-constructed buildings to select propane as their buildings' energy source. The Company also believes that the use of propane as an alternate fuel for cars, trucks and public transportation to meet clean air requirements, poses a great opportunity for future growth.

    Able Propane's base of operations is located in Rockaway, New Jersey, at the Company's headquarters. Currently, Able Propane has no propane storage facilities, and its only investment in propane inventory is what can be stored on its one propane delivery truck. The delivery truck has the capacity to deliver 3,000 gallons of propane, and can service approximately 35 customers per day. Able Propane purchases wholesale propane on the spot market at local facilities. The Company is considering plans to lease or build a facility that would enable Able Propane to store approximately 30,000 gallons of propane.

FUNDAMENTAL CHARACTERISTICS OF THE COMPANY'S BUSINESS

    UNAFFECTED BY GENERAL ECONOMY

    The Company's business is relatively unaffected by business cycles. Because fuel oil, propane and gasoline are such basic necessities, variations in the amount purchased as a result of general economic conditions are limited.

    CUSTOMER STABILITY

    The Company has a relatively stable customer base due to the tendency of homeowners to remain with their traditional distributors. In addition, a majority of the home buyers tend to remain with the previous owner's distributor. As a result, the Company's customer base each year includes most customers retained from the prior year, or home buyers who have purchased from such customers. Like many other companies in the industry, the Company delivers fuel oil and propane to each of its customers an average of approximately six times during the year, depending upon weather conditions and historical consumption patterns. Most of the Company's customers receive their deliveries pursuant to an automatic delivery system, without the customer having to make an affirmative purchase decision each time home heating oil or propane is needed. In addition, the Company provides home heating equipment repair service on a seven-days-a-week basis.

    No single customer accounts for 10% or more of the Company's consolidated revenues.

    CONVERSION TO NATURAL GAS

    The rate of conversion from the use of home heating oil to natural gas is primarily affected by the relative prices of the two products, and the cost of replacing oil fired heating systems with one that uses natural gas. The Company believes that approximately 1% of its customer base annually converts from home heating oil to natural gas. Even when natural gas had a significant price advantage over home heating oil, such as in 1980 and 1981 when there were government controls on natural gas prices or during the Persian Gulf Crisis in 1990 and 1991, the Company's customers converted to natural gas at only a 2% annual rate. During the latter part of 1991 and through 1995, natural gas conversions have returned to their 1% historical annual rate as the prices for the two products have been at parity.

    In an effort to insulate itself against natural gas conversions and as part of the Company's efforts to expand its product line, the Company, pursuant to a marketing alliance with AllEnergy, now provides natural gas service as an option to its customers (See "Business-Expansion and Acquisitions"). AllEnergy is a subsidiary of New England Electric Systems, Inc. ("NEES"), a utility company listed on the New York Stock Exchange. Recently, the New Jersey Board of Public Utilities deregulated the sale and supply of natural gas to residential and commercial customers. Natural gas customers can now choose from different providers of natural gas. Natural gas providers, such as the Company, will deliver the gas through the existing network of underground gas pipes owed and maintained by the local gas utility.

    OIL PRICE VOLATILITY

    Although prices of energy sources have been volatile, historically, this has not affected the performance of the Company because it has been able to pass substantially all wholesale cost increases along to its customers. While fluctuations in wholesale prices have not significantly affected demand to date, it is possible that significant wholesale price increase could have the effect of encouraging conservation of energy resources. If demand was reduced and the Company was unable to increase its gross profit margin or reduce its operating expenses, the effect of such decrease in demand would be a reduction of net income.

    SEASONALITY

    The Company's business is directly related to the heating needs of its customers. Accordingly, the weather can have a material effect on the Company's sales in any particular year. Generally, however, the temperatures in the past thirty years have been relatively stable, and as a result, have not had a significant impact on the Company's performance, except on a short-term basis. In 1997 "El Nino" caused one of the warmest winters on record which impacted home heating oil sales during the 1997-1998 winter.

    Approximately 70% of the Company's revenues are earned and received from October through March, and the overwhelming majority of such revenues are derived from the sale of home heating oil. During the spring and summer months, revenues from the sale of diesel and gasoline fuels increase due to the increased use of automobiles and construction apparatus.

    Each of the Company's divisions are seasonal. From May through September, Able Oil experiences considerable reduction of retail heating oil sales.

    Able Propane can experience up to 80% decrease in heating related propane sales during the months of April to September, which is offset somewhat by an increase of pool heating and cooking fuel.

    Over 90% of Able Melbourne's revenues are derived from the sale of diesel fuel for construction vehicles, and commercial and recreational sea-going vessels during Florida fishing season, which begins in April and ends in November. Only a small percentage of Able Melbourne's revenues are derived from the sale of home heating fuel. Most of these sales occur from December through March, Florida's cooler months.

    WHOLESALE SUPPLIERS

    Notwithstanding the agreement between the Company and Mieco for the supply of Number 2 Heating Oil, the Company does not have agreements or contracts for the supply of fuel. The Company purchases its fuel on the spot market. The Company satisfies its inventory requirements with nine different suppliers, the majority of which have significant domestic fuel sources, and many of which have been suppliers to the Company for over 5 years. The Company's current suppliers are Ameranda Hess Corporation, Bayway Refining Co., Petron Oil Corporation, Star Enterprises, Louis Dreyfus Energy, Koch Industries, Co., Valero Marketing and Supply Co., and Sun Co., Inc. (R&M). The Company monitors the market each day and determines when to purchase its oil inventory and from whom. As of June 1998, the Company began storing supplies of fuel equal to a month's sales of fuel because of unusually low fuel prices.

    Two of these suppliers provided Able Oil with approximately 60% of its heating oil requirements for the year ended December 31, 1998.

    Coastal Refining & Marketing, Inc., provided Able Melbourne with approximately 99% of its diesel fuel product requirements for the year ended December 31, 1998. Two major suppliers provided Able Melbourne with approximately 67% and 33%, respectively, of its lubricant and related product requirements for the year ended December 31, 1998. Two major suppliers, Ferrellgas Partners, L.P. and Propane Power, provided Able Propane with approximately 50% each, of its propane requirements for the year ended December 31, 1998.

    Management believes that if the Company's supply of any of the foregoing products was interrupted, the Company would be able to secure adequate supplies from other sources without a material disruption in its operations. However, there can be no assurance that adequate supplies of such products will be readily available in the future.

    TRUCK PURCHASES AND MAINTENANCE

    The Company presently orders and purchases its fuel oil trucks from two companies which manufacture trucks suitable for the Company's operations. The Company has the option to purchase or lease standard equipment fuel trucks. The typical configuration of the Company's fuel trucks is a Freightliner with a 3,000 gallon multi-compartment aluminum tank, a vapor recovery system and a device that records fuel flow from the storage compartments. Each truck carries the Company's registered logo emblazoned on its side.

    Service and environmental testing vehicles are standard commercial vans which are obtained from a number of sources. These vehicles also carry the Company logo.

    Generally, the Company relies upon equipment warranties, fixed fee service contracts and on-site repairs for the maintenance of the Company's fleet of vehicles. To date, the Company has not experienced significant downtime on the any of its fuel trucks.

COMPETITION

    The Company's business is highly competitive. In addition to competition from alternative energy sources, the Company competes with distributors offering a broad range of services and prices, from full service distributors similar to the Company, to those offering delivery only. Competition with other companies in the propane industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail home heating oil and propane industry. Many companies in the industry, including the Company, deliver fuel oil or propane to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time fuel oil or propane is needed. In addition, most companies, including the Company, provide equipment repair service on a 24 hour-a-day basis, which tends to build customer loyalty. As a result, the Company may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other fuel oil or propane distributors.

MARKETING

    The Company employs a dynamic marketing strategy which the Company believes has been the key to its success. The Company believes that it is able to obtain new customers and maintain existing customers by offering its full service home energy products at discount prices, providing quick response refueling and repair operations, providing automatic deliveries to customers by monitoring historical use and weather patterns, and by providing customers a variety of payment options. To expand its customer base and aggressively promote its service, the Company engages in direct marketing campaigns, advertises regularly and encourages referrals.

    The Company has successfully expanded its customer base by employing a variety of direct marketing tactics, including telemarketing campaigns, mass and direct mailings, and by distributing hand-bills and promotional items, such as refrigerator magnets, sweatshirts and hats. Additionally, the Company's delivery personnel is an integral part of the Company's direct marketing activities. While in the field, drivers isolate potential new customers by taking note of where the Company is not servicing accounts, and act as salespersons for the Company. The Company offers its drivers an incentive payment of $.0025 per gallon of oil delivered to new customers obtained by the driver, plus $20 for each new automatic delivery customer and $10 for each conversion of an existing customer to automatic delivery.

    The Company uses advertising campaigns to increase brand recognition and expand its customer base, including radio and television advertisements, billboards, and newsprint and telephone directory advertisements. Additionally, the Company utilizes its fleet of fuel delivery trucks and service vans as moving advertisements by emblazoning them with the Company's logo.

    Historically, referrals have been an important part of the Company's efforts to expand its business and the Company offers incentives to customers who refer business. Customers who refer business receive either $30 or 25 gallons of heating oil at no charge for each new customer referred. The Company also encourages civic and religious organizations to refer business to the Company. As an incentive, the Company pays such organizations a donation for each of its members who become customers and a stipend based upon the members' fuel consumption.


EXPANSION STRATEGY


    Currently, the majority of the Company's revenues are generated from the Company's retail fuel oil division. While the Company intends to expand its retail fuel oil operations, the Company goal is to operate as a total energy provider and has plans to expand its operations into the sale and distribution of additional energy sources. It is anticipated that initial acquisitions will be made in the Company's current geographic area (the Northeast United States); however, the Company would consider acquisitions in other geographic areas if worthwile acquisition candidates present themselves.

    The Company intends to use a substantial portion of the proceeds of this offering to expand its operations. The Company's strategy to expand its operations includes (i) the acquisition of select operators in the Company's present markets as well as other markets; (ii) capturing market share from competitors through increased advertising and other means; (iii) diversifying its products; (iv) diversifying its customer base; and (iv) replicating its marketing and service formula in new geographic areas either directly or through franchise arrangements. The Company may also enter into joint ventures with other entities in product areas different than the Company's current product mix.


    ACQUISITION STRATEGY


    The Company has developed a strategy to capture market share and diversify its customer base and product line through the acquisition and integration of businesses in the Company's existing markets or in new markets. The Company believes that many of the proprietors of businesses which compete with the Company's operating divisions are in established family businesses and may be receptive to selling their operations. Another potential source of acquisitions are companies which are owned by entrepreneurs who find expansion within the petroleum products industry difficult, either operationally or financially, or who have other investment opportunities.

    More specifically, the Company intends to acquire two types of distributors. The first type are relatively small distributors which management believes could be easily integrated into the Company's operations. Management believes that such distributors could benefit from significant economies of scale created by the centralization of purchasing, marketing, credit, data processing and other administrative functions. The second type of distributor consists of larger, stand-alone businesses which could not be integrated but would most likely be located in new markets or distribute product lines not offered by the Company. The Company expects that acquisitions of these businesses would provide not only attractive investment returns, but also provide hubs for future expansion.


    FRANCHISE STRATEGY



    The Company also intends to diversify its customer base and expand its operations by replicating its marketing formula in new geographic areas by franchising its delivery system and techniques. In December 1998, the Company sold Able Montgomery, one of the Company's subsidiaries, as its first franchise. See "Business Recent Developments." Franchisees operate pursuant to a franchise agreement which is for a ten (10) year term, and is renewable for an additional ten year term unless terminated earlier. Franchises are granted the exclusive right and license to operate the franchise within certain defined territory as an independent contractor. The Company provides franchisees with guidelines and specifications for the operations of the franchise, initial training, licenses for the use of the Company's name, service marks and propriety marks, assistance with site locations, and advice on advertising and other promotional techniques. Franchisees bear complete financial responsibility for opening and operating the franchise, including purchasing insurance, entering into a lease agreement, as the lessee, for the space in which the franchise is located and purchasing or leasing fuel-oil delivery trucks and equipment. Franchisees are required to purchase from the Company promotional materials and energy products during the life of the franchise. Energy product purchases are made through the Company's credit facilities with its wholesale suppliers. Franchisees are required to pay to the Company (i) a $25,000 initial franchise fee; (ii) a $15,000 grand opening fee which the Company uses to coordinate a public relations campaign and to purchase promotional and marketing materials; (iii) a monthly fee of 1% of the franchisee's monthly gross sales (which can be waived by the Company based on franchisees' monthly sales volume); and (iv) an administrative fee equal to $.04 per gallon of fuel sold to franchisees. Pursuant to the franchise agreement, franchisees are required to indemnify and hold harmless the Company from any liability, claim or judgment arising from the franchisees business. The franchise agreement is terminable by the Company upon certain events of default, which include, but are not limited to, a franchisees' failure to pay monies owed to the Company, failure to maintain certain licenses, franchisee's misuse of the Company's service or proprietary marks or a franchisee's insolvency.



    NEW PRODUCT AREA EXPANSION


    The Company believes that recent and anticipated deregulation of public utility companies in the Company's markets has created a window of opportunity for the Company to expand into new product areas, particularly the retail sale of electricity and natural gas. The Company believes it can capitalize on these opportunities through joint ventures with companies which have previously been successful in such areas although there can be no assurance that the Company's expansion into the retail sale of electricity and natural gas will be successful.

    In March 1998, the Company entered into a 36 month marketing alliance agreement (the "Marketing Agreement") with AllEnergy Marketing Company, LLC ("AllEnergy"), a limited liability company organized under the laws of the state of Massachusetts. Under the Marketing Agreement, the Company will market and sell natural gas to residential and commercial customers in New Jersey. The Company will receive from AllEnergy a percentage of the gross profit margin for sales generated by the Company. Also, pursuant to the Marketing Agreement, should the New Jersey Board of Public Utilities approve a program for the retail sale of electricity, the Company has the option to market and sell electrical service under similar terms and conditions. There can be no assurance that the Company will generate or receive any revenues from this agreement. The agreement does not have any minimum purchase requirements and may be terminated by either party at any time.


RECENT DEVELOPMENTS



    On December 31, 1999, the Company sold two of its subsidiaries: Able Montgomery and A&O. Able Montgomery located in Horsham, Pennsylvania, was established in 1996 and is engaged in the retail sale and delivery of home heating oil. Pursuant to a Stock Purchase Agreement, the Company agreed to sell all of the outstanding shares of Able Montgomery held by the Company to an unaffiliated third party for a purchase price of $140,000, and the purchaser agreed to enter into a ten-year franchise agreement with the Company. As an incentive for the purchaser to enter into the Stock Purchase Agreement and operate Able Montgomery as a franchise, the Company agreed to waive the $25,000 franchise fee and the $15,000 grand opening fee the Company typically charges new franchisees. See "Business--Expansion Strategy-Franchise Strategy." At the time of the sale, Able Montgomery represented approximately 1.52% of the total assets of the Company and approximately 1.82% of the total revenues of the Company. The purchaser of Able Montgomery issued to the Company a promissory note for the purchase price of Able Montgomery. Pursuant to the Stock Purchase Agreement, the Company agreed to indemnify the purchaser in certain circumstances, which include, any personal injury or property damage claims, or any environmental violation, caused by the Company prior to the closing of the sale of Able Montgomery. The purchaser agreed to indemnify the Company in certain circumstances, which include, the breach of any representation or warranty made by purchaser in the Stock Purchase Agreement or any of the other agreements executed by the purchaser in connection with the sale of Able Montgomery. Additionally, pursuant to the Stock Purchase Agreement, the purchaser agreed to enter into a Pledge and Security Agreement whereby the purchaser agreed to pledge to the Company all of the assets and outstanding shares of Able Montgomery, and grant to the Company a security interest in all of the assets of Able Montgomery, pending the satisfaction of the promissory note. The promissory note is payable 60 months from the date of the note and accrues interest at a rate of 9.5% per annum, payable to the Company in monthly installments.



    A&O was established in 1995 and was engaged in the business of environmental consulting and engineering. After assessing the potential profitability of A&O versus its potential liabilities, Management determined that it was in the Company's best interest to sell A&O. During the year ended December 31, 1999, A&O experienced a loss from operations of approximately $152,000 on revenues of $734,032. At December 31, 1999, A&O's liabilities were approximately $374,712 as compared to assets of $221,000. From its inception through year ended December 31, 1998, the Company, through Able Oil, advanced to A&O approximately $128,442. Pursuant to a Stock Purchase Agreement, the Company sold all of the outstanding shares of common stock of A&O held by the Company to Owl Environmental, Inc. ("Owl"), one of A&O's subcontractors, for nominal consideration. Owl purchased such shares "as is" without recourse or express or implied warranty from the Company.


EMPLOYEES

    From October through March, the Company's peak season, the Company employs approximately 63 persons. From April through September, the Company employs approximately 44 persons. Currently, there are no organized labor unions representing any of the employees of Company or any of its related companies. Currently the Company employs 44 full time employees and 13 part time employees.

PATENTS AND TRADEMARKS

    Able Oil owns the exclusive right and license to use, and to license others to use, the proprietary marks, including the service mark "Able Oil
-Registered Trademark-" (and design) ("Proprietary Marks"). The "Able Oil -Registered Trademark-" service mark and design was registered under Classes 37 and 39 of the Principal Register of the U.S. Patent & Trademark Office ("USPTO") on April 30, 1996 (registration No. 1,971,758). In addition, Able Oil established certain common law rights to the Proprietary Marks through its continuous, exclusive and extensive public use and advertising. The Proprietary Marks are not registered in any state.

    Presently there is no effective determination by the USPTO, Trademark Trial and Appeal Board, the trademark administrator of any state, or court regarding the Proprietary Marks, nor is there any pending interference, opposition or cancellation proceeding or any pending litigation involving the Proprietary Marks or the trade names, logotypes, or other commercial symbols of Able Oil. There are no agreements currently in effect that significantly limit the rights of Able Oil to use or license the use of the Proprietary Marks.

PROPERTIES AND FACILITIES

    The Company's corporate headquarters are located in a 4,000 square foot facility in Rockaway, New Jersey. This facility accommodates the Company's corporate, administrative, marketing and sales personnel as well as truck yard space and oil storage space for Able Oil. The lease expires July 31, 1999 and the annual rent is $14,400 plus $.01 per gallon of throughput at the facility up to 10,000,000 gallons. After throughput exceeds 10,000,000 gallons the rent is calculated as $.007 per gallon of throughput. The Company is currently in negotiations with the owner to purchase the property. While the landlord has agreed to indemnify the Company from environmental violations prior to the Company's occupancy, the Company is responsible for maintaining the facilities in compliance with all environmental rules and laws. The Company also owns two buildings, totaling 4,512 square feet, consisting of wood frame facilities located at 38 Diller Avenue, Newton, New Jersey that serves as a supply depot, storage area administrative offices and service facility.

    Able Melbourne leases a 4,000 square foot concrete and aluminum facility that serves as a storage facility, a service facility and administrative offices, located at 735 Snapper Road, Cape Canaveral, Florida and is governed by an oral, month-to-month lease with annual rent of $2,862. The Company does not store fuel oil at this location with the exception of that which is kept in the delivery trucks. This facility is conveniently located within three miles of its wholesale supplier. The Company is responsible for maintaining the facilities in compliance with all environmental rules and laws.

    Able Propane leases a 619 square foot facility, located at 318 Route 46, Dover, New Jersey, which houses its administrative offices. No propane is stored at this facility. The lease expires September 14, 1999, and the annual rent is $8,851.80 for the period of September 14, 1997 to September 14, 1998, and $9,736.80 for the period of September 15, 1998 to September 14, 1999. In addition, the Company must pay 20.89% of the costs of refuse collection, common area maintenance and insurance. The Company is responsible for maintaining the facilities in compliance with all environmental rules and laws. The Company intends to relocate the propane division to the Company's existing facilities in Rockaway, New Jersey that will house not only administrative offices but also service and supply facilities.

ENVIRONMENTAL CONSIDERATIONS AND REGULATION

    The Company has implemented environmental programs and policies designed to avoid potential liability under applicable environmental laws. The Company has not incurred any significant environmental compliance cost, and compliance with environmental regulations has not had a material effect on the Company's operating or financial condition. This is primarily due to the Company's general policies of not owning or operating fuel oil terminals and of closely monitoring its compliance with all environmental laws. In the future, the Company does not expect environmental compliance to have a material effect on its operations and financial condition. The Company's policy for determining the timing and amount of any environmental cost is to reflect an expense as and when the cost becomes probable and reasonably capable of estimation.

    On January 31, 1997, Able Oil submitted to the New Jersey Department of Environmental Protection a revised Discharge Prevention Containment and Countermeasure plan ("DPCC") and Discharge, Cleanup and Removal plan ("DCR") for the facility at 344 Route 46 East in Rockaway, New Jersey. The State of New Jersey requires companies which operate fuel storage facilities to prepare such plans, as proof that such companies are capable of, and have planned for, an event that might be deemed by the State to be hazardous to the environment. In addition to these plans, Able Oil has this facility monitored on an ongoing basis to ensure that the facility meets or exceeds all standards required by the State

    The Company experienced no spill events that would warrant investigation by state or other environmental regulatory agencies. All locations are prepared to deal with such an event should one occur.

GOVERNMENT REGULATIONS

    Numerous federal, state and local laws, including those relating to protection of the environment and worker safety, effect the Company's operations. The transportation of fuel oil, diesel fuel, propane and gasoline is subject to regulation by various federal, state and local agencies including the U.S. Department of Transportation ("DOT"). These regulatory authorities have broad powers, and the Company is subject to regulatory and legislative changes that can effect the economies of the industry by requiring changes in operating practices or influencing demand for, and the cost of providing, its services. The regulations provide that, among other things, the Company's drivers must possess a commercial driver's licence with a hazardous materials endorsement. The Company is also subject to the rules and regulations concerning Hazardous Materials Transportation Act. For example, the Company's drivers and their equipment must comply with the DOT's pre-trip inspection rules, documentation regulations concerning hazardous materials (i.e. certificates of shipments which describe the type, and amount of product transported), and limitations on the amount of fuel transported, as well as driver time limitations. Additionally, the Company is subject to DOT inspections that occur at random intervals. Any material violation of DOT rules or the Hazardous Materials Transportation Act may result in citations and/or fines upon the Company. In addition, the Company depends upon the supply of petroleum products from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The Company cannot determine the extent to which future operations and earnings may be affected by new legislation, new regulations and changes in existing regulations.

    The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose the Company to liability for the conduct or conditions caused by others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances. In addition, companies may be subject to claims alleging personal injury or property damages as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

    Although the Company believes that it is in compliance with existing laws and regulations and carries adequate insurance coverage for environmental and other liabilities, there can be no assurance that substantial costs for compliance will not be incurred in the future or that the insurance coverage in place will be adequate to cover future liabilities. There could be an adverse affect upon the Company's operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as more stringent environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to the Company.

LEGAL PROCEEDINGS

    The Company is not currently involved in any legal proceeding that could have a material adverse effect on the results of operations or the financial condition of the Company. From time to time, the Company may become a party to litigation incidental to its business. There can be no assurance that any future legal proceedings will not have a material adverse affect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Directors and Executive Officers of the Company:

NAME                                                       AGE      POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Timothy Harrington...................................          31   Chief Executive Officer, Chairman of the Board and
                                                                    Secretary
Christopher P. Westad................................          45   President, Chief Financial Officer and Director
James Purcaro........................................          37   Director (as of the Effective Date)
William F. Costa.....................................          48   Comptroller

    Set forth below is a biographical description of each director and executive officer of the Company based on information supplied by each of them.

    TIMOTHY HARRINGTON, as of the Effective Date of the Offering, will serve as the Company's Chief Executive Officer, Chairman of the Board, and Secretary. In 1989, Mr. Harrington founded Able Oil Company, Inc., and since that time, has served as Able Oil's President, Chief Executive Officer and Chairman of the Board. Mr. Harrington has also served as the Chief Executive Officer and Chairman of the Board of Directors of Able Energy, Able Melbourne and Able Propane since their respective inception.

    CHRISTOPHER P. WESTAD, as of the Effective Date, will serve as the President, Chief Financial Officer and a Director of the Company. Since September 1996, Mr. Westad has served as the President of Able Energy and Able Propane. From 1991 through 1996, Mr. Westad was a market Manager for Ferrellgas Partners, L.P., a company engaged in the retail distribution of liquefied petroleum gas. From 1977 through 1991, Mr. Westad served in a number of management positions with RJR Nabisco. In 1975, Mr. Westad received a Bachelor of Arts in Business and Public Management from Long Island University--Southampton.

    JAMES PURCARO, has agreed to serve as a director following the completion of the offering. Since 1986, Mr. Purcaro has served as the president and chief executive officer of Kingsland Trade Print Group, Inc., a commercial printing company.

    WILLIAM F. COSTA, has served as the Controller of the Company since December 1998. Prior thereto, from 1997, and from 1993 to 1995, Mr. Costa was a Management Consultant for Executive Life Insurance Company. From 1996 to 1997, Mr. Costa was Senior Accountant for Aids Resource Foundation for Children. From 1991 to 1993, Mr. Costa was the Vice President and Controller for Executive Life Insurance Company. Mr. Costa Received a Bachelor of Science Degree from St. John's University of 1973 and is a Certified Public Accountant.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors intends to establish a Compensation Committee and an Audit Committee on or before the Effective Date. The Compensation Committee and the Audit Committee will consist of at least two directors who are not salaried officers of the Company. Presently, there is only one of such independent directors; however, the Company has undertaken to appoint an additional two independent directors. The Company has not presently identified such candidates, but anticipates that it will appoint such candidates within 60 days from the Effective Date in accordance with Nasdaq rules.

    The purpose of the Compensation Committee is to review the Company's compensation of its executives, to make determinations relative thereto and to submit recommendations to the Board of Directors with respect thereto. The Compensation Committee will also select the persons to whom options to purchase shares of the Company's Common Stock under the 1999 Stock Option Plan will be granted and to make various other determinations with respect to such Plan.

    The purpose of the Audit Committee is to provide general oversight of audit, legal compliance and potential conflict of interest matters.

COMPENSATION OF DIRECTORS

    The Company has not paid compensation to any director for acting in such capacity. The Company is currently reviewing its policy on compensation of outside directors and may pay outside directors in the future.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by the Company during each of the last two fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        ANNUAL COMPENSATION
                                                                          -----------------------------------------------
                                                                                                           OTHER
                                                                           SALARY                   ANNUAL COMPENSATION
NAME AND PRINCIPAL POSITION                                      YEAR        ($)      BONUS ($)             ($)
-------------------------------------------------------------  ---------  ---------  -----------  -----------------------
Timothy Harrington(1)........................................       1998    103,000          --                 --
Chief Executive Officer                                             1997    100,000      80,000                833
                                                                    1996     80,000     100,000                719

------------------------

(1) Reflects total compensation received from the Company's operating subsidiaries.

EMPLOYMENT AGREEMENTS


    On the Effective Date, Timothy Harrington and Christopher P. Westad will enter into three year employment agreements with the Company. Timothy Harrington will be retained as Chief Executive Officer of the Company at an annual salary of $225,000. Christopher Westad will be retained as President of the Company at an annual salary of $100,000. Each of the Messrs. Harrington and Westad are entitled to bonuses pursuant to their employment agreements if the Company meets certain financial targets based on sales, profitability and good management goals as predetermined by the Board of Directors or compensation committee and other subjective criteria as determined by the Board of Directors or compensation committee. Such bonuses, plus all other bonuses payable to the executive management of the Company, shall not exceed in the aggregate, a "bonus pool" which shall equal up to 5% of the Company's earnings before taxes, depreciation and amortization ("EBITDA") for 1999, provided the Company achieves at least $800,000 in EBITDA, 10% of EBITDA for 2,000 and 2001, provided the Company achieves at least $3,000,000 and $5,000,000, respectively, of EBITDA in each of such years. The employment agreements shall also provide for reimbursement of reasonable business expenses. Timothy Harrington shall also receive additional compensation including Company automobile, insurance and retirement savings matched contributions by the Company and such other perquisites as are customary. The employment agreements for each of Messrs. Harrington and Wested contain a covenant not to compete whereby Messrs. Harrington and Wested agree, for the term of the employment agreements and until one year following the termination of the agreements, not to (i) persuade any customer of the Company to cease or reduce the amount of business it does with the Company; (ii) solicit the Company's customers for their own benefit; or
(iii) persuade any of the Company's employees to leave the employ of the Company.

    In the event that there is a change in control of the Company, through an acquisition where any person acquires more than 50% of the shares of the Company, a consolidation or merger with another corporation resulting in at least 50% of the voting shares of the surviving corporation being controlled by a new acquirer or the sale directly or otherwise of all of the assets of the Company to a third party in a non-distress situation, then the Company shall pay to Timothy Harrington a lump sum payment equal to one year's salary.

EMPLOYEE BONUS POOL

    The Company has adopted an Employee Bonus Pool, pursuant to which Management may, at its own discretion, award employees for exemplary performance. The Company has allocated $25,000, $40,000 and $50,000 for the years 1999, 2000 and 2001, respectively, for such purposes. Management may not, however, award employees bonuses from the Employee Bonus Pool (i) if such bonuses would result in negative earning before taxes for the year in which such bonuses are to be granted, or (ii) if the Company does not have net profits in such year.

STOCK OPTION PLAN

    Prior to the Effective Date the Company will adopt a Stock Option Plan (the "1999 Plan"), pursuant to which 300,000 shares of Common Stock are reserved for issuance.

    The 1999 Plan will be administered by the board of directors, or by a committee with at least two directors as delegated by the board of directors who determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of the options and the option exercise price.

    The 1999 Plan will be for a period of ten years. Options under the 1999 Plan must be issued within ten years from the effective date of the 1999 Plan. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to the Company. Options granted under the 1999 Plan may be exercisable for up to ten years, may require vesting, and shall be at an exercise price all as determined by the board. Options will be non-transferable except to an option holder's personal holding company or registered retirement savings plan and except by the laws of descent and distribution or a change in control of the Company, as defined in the 1999 Plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (i) the sale of substantially all of the assets of the Company and merger or consolidation with another, or (ii) a majority of the board changes other than by election by the shareholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

    If a participant ceases affiliation with the Company by reason of death, permanent disability or the retirement of an Optionee either pursuant to a pension or retirement plan adopted by the Company or on the normal retirement date prescribed from time to time by the Company, the option remains exercisable for three months from such occurrence but not beyond the option's expiration date. Other termination gives the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

    Options granted under the 1999 Plan, at the discretion of the compensation committee or the board, may be exercised either with cash, by certified check or bank cashier's check, Common Stock having a fair market equal to the cash exercise price, the participant's promissory note, or with an assignment to the Company of sufficient proceeds from the sale of the Common Stock acquired upon exercise of the Options with an authorization to the broker or selling agent to pay that amount to the Company, or any combination of the above.

    The exercise price of an option may not be less than the fair market value per share of Common Stock on the date that the option is granted in order to receive certain tax benefits under the Income Tax Act of United States (the "ITA"). The exercise price of all future options will be at least 100% of the fair market value of the Common Stock on the date of grant of the options. A benefit equal to the amount by which the fair market value of the shares at the time the employee acquires them exceeds the total of the amount paid for the shares or the amount paid for the right to acquire the shares shall be deemed to be received by the employee in the year the shares are acquired pursuant to paragraph 7(1) of the ITA. Where the exercise price of the option is equal to the fair market value of the shares at the time the option is granted, paragraph 110(1)(d) of the ITA allows a deduction from income equal to one quarter of the benefit as calculated above. If the exercise price of the option is less than the fair market value at the time it is granted, no deduction under paragraph 110(1)(d) is permitted. Options granted to any non-employees, whether directors or consultants or otherwise will confer a tax benefit in contemplation of the person becoming a shareholder pursuant to subsection 15(1) of the ITA.

    Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for issuance under the 1999 Plan.

    The 1999 Plan may be terminated or amended at any time by the board of directors, except that the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1999 Plan may not be increased without the consent of the shareholders of the Company.

INDEMNIFICATION OF DIRECTORS

    The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by law, the liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duty. This provision is intended to afford the Company's directors the benefit of the Delaware General Corporation Law, which provides that directors of Delaware corporations may be relieved of monetary liability for breach of their fiduciary duty of care, except under certain circumstances involving breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

    The By-laws of the Company provide that the Company shall indemnify to the fullest extent permitted by Delaware law directors and officers (and former officers and directors) of the Company. Such indemnification includes all costs and expenses and charges reasonably incurred in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been an officer or director of the Company if such person was substantially successful on the merits in his or her defense of the action and he or she acted honestly and in good faith with a view to the best interests of the Company, and if a criminal or administrative action that is enforced by a monetary penalty, such person had reasonable grounds to believe his or her conduct was lawful.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and the Underwriter pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses, incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or by the Underwriter in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               PRINCIPAL STOCKHOLDERS AND SELLING SECURITYHOLDERS

    The following table sets forth certain information, as of the date hereof, and as adjusted to give effect to the sale of 1,000,000 Shares of Common Stock by the Company with respect to the beneficial ownership of the Common Stock by each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director, each Selling Shareholder and each executive named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of the Company as a group, both before and after giving effect to the Offering.

           PERCENTAGE OF OUTSTANDING COMMON STOCK BENEFICIALLY OWNED

                                                            NUMBER OF SHARES
                                                             OF COMMON STOCK
                                                              BENEFICIALLY       PERCENT OWNERSHIP           AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                           OWNED           BEFORE OFFERING         OFFERING(2)
----------------------------------------------------------  -----------------  ---------------------  -------------------
Timothy Harrington........................................       1,000,000                 100%                   50%
All Executive Officers and Directors
  as a Group (1 person)...................................       1,000,000                 100%                   50%

------------------------

(1) Unless otherwise indicated, the address is c/o Able Energy, Inc., 344 Route 46, Rockaway, New Jersey 7866.


(2) In the event the Underwriter elects to exercise its Over-Allotment-Option, the Underwriter has agreed to use its best efforts to allow Mr. Harrington to sell up to an aggregate of 75,000 shares of the Company's Common Stock held by Mr. Harrington. If the Over-Allotment Option is exercised in full, the number of shares of Common Stock beneficially owned by Mr. Harrington, and by all executive officers and directors, as a group, would be 925,000 shares or 43% of the Common Stock outstanding after the offering.


                              CERTAIN TRANSACTIONS

    In March 1997, Timothy Harrington exchanged his shares in the operating subsidiaries for 1,000 shares of the Company's Common Stock. On or before the effective date of the Offering, the Company will effectuate a 1,000-for-1 stock split resulting in Mr. Harrington's ownership of 1,000,000 shares of the Company's Common Stock.

    All future transactions and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company who will have access to counsel to the Company at the Company's cost.

                           DESCRIPTION OF SECURITIES

    The total authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value per share. The following descriptions contain all material terms and features of the Securities of the Company, are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the Company, copies of which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Company is authorized to issue 20,000,000 shares of Common Stock, $.001 par value per share, of which as of the date of this Prospectus 2,000,000 shares of Common Stock are outstanding, not including the shares of Common Stock offered herein.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining, if any, after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.

PREFERRED STOCK

    The Certificate of Incorporation authorizes the issuance of 10,000,000 shares of Preferred Stock, $.001 par value per share, with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue classes of Preferred Stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the Common Stock. Although the Company has no present intention to issue any shares of its Preferred Stock there can be no assurance that it will not do so in the future. No Preferred Stock may be issued by the Company without the Underwriter's consent for a period of 24 months following the Effective Date. Furthermore, no Preferred Stock may be issued by the Company unless such issue is approved by the Company's independent directors.

CERTAIN ANTI-TAKEOVER DEVICES

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a periods of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the Board of Directors and the holders of at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain stock plans).

TRANSFER AGENT AND REGISTRAR

    Continental Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock. Its address is 2 Broadway, New York, New York 10004 and its telephone number is (212) 509-4000.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this Offering, the Company will have 2,000,000 shares of Common Stock outstanding. In addition, the Company has reserved for issuance 300,000 shares upon the exercise of options eligible for grant under the 1999 Plan. Of the shares to be issued and outstanding after this Offering, the 1,000,000 Shares offered hereby (plus any additional Shares sold upon exercise of the Over-Allotment Option) will be freely tradeable without restriction or further registration under the Act, except for any shares purchased or held by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Act ("Rule 144"). In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years to sell such shares without regard to any of the volume limitations as described above. The remaining 1,000,000 shares of Common Stock are held by affiliates of the Company and are eligible for resale under Rule 144 and the limitations thereunder. All 1,000,000 such shares are subject to a 24 month lock up during which such shares may not be sold without the prior written consent of the Underwriter.

    Sales of the Company's Common Stock by certain of the present stockholders in the future, under Rule 144, may have a depressive effect on the price of the Company's Common Stock.

                                  UNDERWRITING

    The Company has agreed to sell, and the Underwriter has agreed, subject to the time and conditions of the Underwriting Agreement, to purchase from the Company on a firm commitment basis, an aggregate of 1,000,000 shares of Common Stock, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriter has advised the Company that it proposes to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and that they may allow to selected dealers who are members of the NASD, concessions
of not in excess of $.      per share of Common Stock, of which not more than
$.      per share of Common Stock may be re-allowed to certain other dealers who are members of the National Association of Securities Dealers, Inc. After completion of the public offering, the public prices, concessions and reallowances may be changed by the Underwriter.


    The Underwriting Agreement further provides that the Underwriter will receive from the Company a non-accountable expense allowance of 3% of the aggregate public offering price of the Common Stock sold (including any Common Stock sold pursuant to the Underwriters' Over-Allotment Option), which allowance amounts to $217,500 assuming an Offering price of $7.25 per share of Common Stock (or $250,125 if the Underwriter's Over-Allotment Option is exercised in full). The Company previously paid $15,000 to Walsh Manning Securities, LLC, the previous underwriters of the Offering, for payment of its expenses.


    The Company has granted to the Underwriter the Over-Allotment Option, which is exercisable for a period of 45 days after the Closing, to purchase up to an aggregate of 150,000 additional shares of Common Stock (up to 15% of the Common Stock being offered) at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any. In the event the Underwriter elects to exercise its Over-Allotment-Option, the Underwriter has agreed to use its best efforts to allow Timothy Harrington, the Chief Executive Officer of the Company, to sell up to an aggregate of 75,000 shares of the Company's Common Stock held by Mr. Harrington.

    The Underwriter has informed the Company that the Underwriter will not make sales of the Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority.


    The Company has agreed to sell to the Underwriter at a price of $.0001 per warrant, Underwriter's Warrants to purchase 100,000 shares of Common Stock, exclusive of the Over-Allotment Option. The Underwriter's Warrants will be nonexercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriter's Warrants will be exercisable at 150% the Offering price per share of Common Stock. The Underwriter's Warrants may not be sold, transferred, pledged, assigned or hypothecated for a period of one year after the date of this Prospectus, except to officers or partners and stockholders of the Underwriter and to members of the selling group and their officers and partners. The Company has agreed to file, during the five (5) year period commencing on the date of this Prospectus, on one occasion at the Company's cost, at the request of the holders of a majority of the Underwriter's Warrants and the underlying shares of Common Stock, and to use its best efforts to cause to become effective, a post-effective amendment to the Registration Statement or a new registration statement under the Securities Act, as required to permit the public sale of Common Stock issued or issuable upon exercise of the Underwriter's Warrants. In addition, the Company has agreed to give advance notice to holders of the Underwriter's Warrants of its intention to file certain registration statements commencing on the date of this Prospectus and ending seven (7) years after the date of this prospectus, and in such case, holders of such Underwriter's Warrants or underlying shares of Common Stock shall have the right to require the Company to include all or part of such shares of Common Stock underlying such Underwriter's Warrants in such registration statement at the Company's expense.


    For the life of the Underwriter's Warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other shareholders. Further, the holders may be expected to exercise the Underwriters' Option at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided in the Underwriters' Option.

    The Company has agreed that upon closing of this Offering, it will for a period of not less than five years, to nominate and support the election of one designee of the Underwriter as a member of the Board of Directors or alternatively to have the Underwriter designate an advisor to the Board of Directors. The Underwriter has not yet exercised its right to nominate someone the Company's Board of Directors or to designate an advisor to the Board of Directors.

    The Company has agreed to retain the Underwriter as a financial consultant for a period of two years to commence on the closing of this Offering, at a fee of $108,000 all of which shall be payable in advance on the closing of the Offering. Pursuant to this agreement, the Underwriter will be obligated to provide general financial advisory services to the Company on an "as needed" basis with respect to possible future financing or acquisitions by the Company and related matters. The agreement does not require the Underwriter to provide any minimum number of hours of consulting services to the Company. The agreement further provides that the Underwriter may act as a finder for certain business transactions. Under this arrangement, the Company shall pay the Underwriter a fee equal to 5% of the first $1 million, 4% of the next $1 million, 3% of the next $1 million, 2% of the next $1 million, and 1% thereafter of the consideration involved in any non-financing related transactions (including mergers, acquisitions, joint ventures and other business transactions) consummated by the Company with a party introduced to the Company by Kashner Davidson Securities Corp.

    The public offering price of the Common Stock offered hereby have been determined by negotiation between the Company and the Underwriter. Factors considered in determining the offering price of the Common Stock offered hereby included the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.

    Except for certain circumstances provided for in the Underwriting Agreement, the Company has agreed, for a period of one year from the date of this Prospectus not to issue any shares of Common Stock, warrants or any options or other rights to purchase Common Stock without the prior written consent of the Underwriter.

    In connection with this Offering, the Underwriter and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing the market price. The Underwriter also may create a short position for the account of the Underwriter by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position by exercising the Over-Allotment Option. In addition, the Underwriter may impose "penalty bids" under contractual arrangements with the Underwriter whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriter, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with this Offering, including liabilities under the Securities Act.

    The foregoing is a summary of the material terms of the Underwriting Agreement, the Underwriter's Warrant Agreement and the Consulting Agreement. Reference is made to the copies of the Underwriting Agreement, the Underwriter's Warrant Agreement and the Consulting Agreement, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Offering will be passed upon for the Company by its counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York, 10020.

    Certain legal matters will be passed upon for the Underwriter by Gersten, Savage & Kaplowitz, LLP, 10 East 52nd Street, New York, New York 10022.

                                    EXPERTS

    The financial statements of the Company at December 31, 1998, and for each of the two fiscal years in the period ended December 31, 1997 and 1998, appearing in this Prospectus and Registration Statement have been audited by Simontacchi & Co. LLP, Certified Public Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement under the Act with respect to the securities offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the securities offered hereby. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. At the effective date of this Offering, the Company will be required to file reports pursuant to the Securities Exchange Act of 1934. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). Following the Effective Date hereof, the Company intends to be a reporting company under the Securities Exchange Act of 1934, as amended.

                               ABLE ENERGY, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1998 AND MARCH 31, 1999

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
                                                                                                          ---------
Independent Auditors' Report (December 31, 1998)........................................................        F-2

FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 1998 and March 31, 1999 (Unaudited)......................     F-3 -4

Consolidated Statements of Income and Retained Earnings for the years ended December 31, 1998 and 1997
  and the three months ended March 31, 1999 and March 31, 1998 (Unaudited)..............................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1998 and 1997 and the three
  months ended March 31, 1999 and 1998 (Unaudited)......................................................        F-6

Notes to Financial Statements (December 31, 1998 and 1997)..............................................    F-7 -20

TO THE SHAREHOLDER
ABLE ENERGY, INC.
ROCKAWAY, NEW JERSEY 07866

                          INDEPENDENT AUDITOR'S REPORT

    We have audited the accompanying consolidated balance sheet of Able Energy, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of income and retained earnings, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, based on our audit the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Able Energy, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

Fairfield, New Jersey
March 26, 1999
May 10, 1999, as to Note 17

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)

                                     ASSETS

                                                                                       DECEMBER 31,   MARCH 31,
                                                                                           1998          1999
                                                                                       ------------  ------------
                                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash...............................................................................   $  125,844   $    466,453
  Accounts Receivable (Less Allowance for Doubtful Accounts of ($69,235) at 12/31/98
    and 3/31/99......................................................................      658,139        799,681
  Inventory..........................................................................      129,483        159,985
  Notes Receivable--Current Portion..................................................       36,651         33,733
  Miscellaneous Receivable...........................................................       13,074         19,469
  Prepaid Expense....................................................................       51,709         58,283
  Prepaid Expense--Income Taxes......................................................       96,003             --
  Deferred income Tax................................................................       24,460         22,900
  Due From Officer...................................................................       34,173         34,934
                                                                                       ------------  ------------
      TOTAL CURRENT ASSETS...........................................................    1,169,536      1,594,838
                                                                                       ------------  ------------

PROPERTY AND EQUIPMENT:
  Land...............................................................................       90,800         90,800
  Building...........................................................................      150,000        150,000
  Trucks.............................................................................    1,300,046      1,471,982
  Fuel Tanks.........................................................................      487,677        547,842
  Machinery and Equipment............................................................      275,938        276,815
  Leasehold Improvements.............................................................      160,429        125,360
  Cylinders..........................................................................      204,477        150,573
  Office Furniture and Equipment.....................................................        9,313         10,514
                                                                                       ------------  ------------
                                                                                         2,678,680      2,823,886
  Less: Accumulated depreciation.....................................................      859,316        948,873
                                                                                       ------------  ------------
      NET PROPERTY AND EQUIPMENT.....................................................    1,819,364      1,875,013
                                                                                       ------------  ------------

OTHER ASSETS:
  Deposits...........................................................................       14,371          7,795
  Notes Receivable--Less Current Portion.............................................      146,885        136,429
  Customer List, Less Amortization of 1998 ($85,650), and 1999 ($95,167).............      485,350        475,833
  Covenant Not to Compete, Less Amortization of 1998 ($81,743) and 1997 ($90,920)....      104,020         94,843
                                                                                       ------------  ------------
      TOTAL OTHER ASSETS.............................................................      750,626        714,900
                                                                                       ------------  ------------

      TOTAL ASSETS...................................................................   $3,739,526   $  4,184,751
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                  See Accompanying Notes and Auditor's Report

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                DECEMBER 31, 1998 AND MARCH 31, 1999 (UNAUDITED)

                       LIABILITIES & STOCKHOLDERS' EQUITY

                                                                                       DECEMBER 31,   MARCH 31,
                                                                                           1998          1999
                                                                                       ------------  ------------
                                                                                                     (UNAUDITED)
CURRENT LIABILITIES:
  Accounts Payable...................................................................   $  689,246   $    452,862
  Note Payable--Bank.................................................................      100,434         60,871
  Current Portion of Long-Term Debt..................................................      651,817        665,424
  Covenant Not To Compete............................................................       36,714         36,713
  Accrued Expenses...................................................................       62,244         34,652
  Taxes Payable......................................................................       15,298         26,401
  Customer Advance Payments..........................................................      355,983        356,520
  Income Taxes Payable--Current......................................................           --        278,487
  Income Taxes Payable--Prior........................................................       33,962         23,960
  Current Portion of Deferred Income.................................................       14,548         14,548
  Escrow Deposits....................................................................       15,088         15,000
                                                                                       ------------  ------------
      TOTAL CURRENT LIABILITIES......................................................    1,975,334      1,965,438

DEFERRED INCOME: less current portion................................................       58,191         54,554
DEFERRED INCOME TAXES................................................................       50,601         53,161
COVENANT NOT TO COMPETE: less current portion........................................       67,308         58,130
LONG TERM DEBT: less current portion.................................................    1,043,209        952,372
                                                                                       ------------  ------------
      TOTAL LIABILITIES..............................................................    3,194,643      3,083,655
                                                                                       ------------  ------------

STOCKHOLDERS' EQUITY:
  Common Stock
  Authorized 10,000 Shares, Par Value $.001 per share Issued and Outstanding 1,000
    shares...........................................................................            1              1
  Paid in Surplus....................................................................        3,999          3,999
  Retained Earnings..................................................................      540,883      1,097,096
                                                                                       ------------  ------------
      TOTAL STOCKHOLDERS' EQUITY.....................................................      544,883      1,101,096
                                                                                       ------------  ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................   $3,739,526   $  4,184,751
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                  See Accompanying Notes and Auditor's Report

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                             AND RETAINED EARNINGS

               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND

           THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                                                     THREE MONTHS ENDED MARCH
                                                        YEARS ENDED DECEMBER 31,               31,
                                                                                            UNAUDITED
                                                      ----------------------------  --------------------------

                                                          1998           1997           1999          1998
                                                      -------------  -------------  ------------  ------------
NET SALES...........................................  $  16,317,668  $  16,380,992  $  6,180,935  $  5,504,512
COST OF SALES.......................................     13,044,924     13,022,635     4,427,177     4,151,470
                                                      -------------  -------------  ------------  ------------
  GROSS PROFIT......................................      3,272,744      3,358,357     1,753,758     1,353,042
                                                      -------------  -------------  ------------  ------------
EXPENSES
  Selling, General and Administrative Expenses......      2,720,598      2,745,963       696,542       746,338
  Depreciation and Amortization Expense.............        451,441        394,806       108,251       106,080
                                                      -------------  -------------  ------------  ------------
    TOTAL EXPENSES..................................      3,172,039      3,140,769       804,793       852,418
                                                      -------------  -------------  ------------  ------------
  INCOME FROM OPERATIONS............................        100,705        217,588       948,965       500,624
                                                      -------------  -------------  ------------  ------------
OTHER INCOME (EXPENSES):
  Insurance Proceeds................................             --          2,285            --            --
  Interest Income...................................         12,684          4,910        10,113           818
  Gain on Sale of Equipment.........................         23,957         72,104            --            --
  Leasing Income....................................             --         26,574            --            --
  Excess of Subsidiary Losses over Investment.......         54,404             --            --            --
  Miscellaneous Income..............................         24,623         13,078         4,172         4,168
  Interest Expense..................................       (169,040)      (211,133)      (28,427)      (52,092)
                                                      -------------  -------------  ------------  ------------
    TOTAL OTHER INCOME (EXPENSES)...................        (53,372)       (92,182)      (14,142)      (47,106)
                                                      -------------  -------------  ------------  ------------
  INCOME BEFORE PROVISION FOR INCOME TAXES..........         47,333        125,406       934,823       453,518
PROVISION FOR INCOME TAXES..........................          6,640         49,345       378,610       185,700
                                                      -------------  -------------  ------------  ------------
  NET INCOME........................................         40,693         76,061       556,213       267,818
RETAINED EARNINGS--BEGINNING OF YEAR (RESTATED).....        500,190        315,199       540,883        76,061
                                                      -------------  -------------  ------------  ------------
RETAINED EARNINGS--END OF YEAR......................  $     540,883  $     391,260  $  1,097,096  $    343,879
                                                      -------------  -------------  ------------  ------------
                                                      -------------  -------------  ------------  ------------
NET INCOME PER SHARE................................  $        .041  $        .076  $       .556  $       .268
                                                      -------------  -------------  ------------  ------------
                                                      -------------  -------------  ------------  ------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING.......................................      1,000,000      1,000,000     1,000,000     1,000,000
                                                      -------------  -------------  ------------  ------------
                                                      -------------  -------------  ------------  ------------

NOTE: WEIGHTED AVERAGE SHARES HAVE BEEN RESTATED TO REFLECT THE 1,000
      FOR 1 STOCK SPLIT TO BE EFFECTUATED BY THE COMPANY.

                             See Accompanying Notes

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND

           THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                                                      THREE MONTHS ENDED MARCH
                                                           YEARS ENDED DECEMBER 31,             31,
                                                                                             UNAUDITED
                                                          --------------------------  ------------------------

                                                              1998          1997         1999         1998
                                                          -------------  -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income..............................................  $      40,693  $    76,061  $   556,213  $   267,818
Adjustments to Reconcile Net Income to Cash used by
  Operating Activities:
  Depreciation and Amortization.........................        451,441      394,806      108,251      106,080
  Gain on Sale of Equipment.............................        (23,957)     (72,104)          --           --
  Excess of Subsidiary Losses over Investment...........        (54,404)          --           --           --
  (Increase) Decrease in:
    Accounts Receivable.................................        (10,408)    (156,298)    (141,542)     119,894
    Inventory...........................................         55,172        8,906      (30,502)      29,468
    Prepaid Expenses....................................       (140,888)      82,091       90,989      (31,041)
    Deposits............................................        (12,575)       3,975        6,576           --
Increase (Decrease) in:
    Accounts Payable....................................        193,076      199,910     (236,384)      53,155
    Accrued Expenses....................................        (22,709)    (319,389)     (27,680)      12,591
    Other Taxes Payable.................................          1,450       (1,723)      11,103       (6,515)
    Customer Advance Payments...........................         52,789      303,194          537     (197,545)
    Income Taxes Payable................................        (53,188)      10,455      268,485      156,600
    Deferred income Taxes...............................         31,776       12,850        2,560        2,300
Deferred Income.........................................             --           --       (3,637)          --
                                                          -------------  -----------  -----------  -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES.........        508,268      542,734      604,969      512,805
                                                          -------------  -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in Stockholders' Equity--Sale of.............        105,930           --           --           --
Subsidiary..............................................         44,000      114,490           --           --
  Sale of Equipment.....................................        140,000           --           --           --
  Sale of Subsidiary....................................       (452,390)    (197,609)    (145,206)     (70,181)
  Purchase of Property and Equipment....................         27,515      (42,000)          --           --
  Sale (Purchase) of Intangibles Subsidiary
  Decrease (Increase) Note Receivable--Sale of
    Equipment...........................................        (43,536)      23,692        6,374           --
  Reduction in Property and Equipment--Net Sale of......          8,768           --           --           --
  Subsidiary............................................          8,354           --         (761)      38,336
  (Increase) Decrease in Shareholder's Loan.............         (1,415)     (11,659)      (6,395)       4,900
  Increase in Other Receivables
  Decrease (Increase) in Note Receivable--Sale of.......       (140,000)          --        7,000           --
                                                          -------------  -----------  -----------  -----------
  Subsidiary............................................       (302,774)    (413,086)    (138,988)     (26,945)
                                                          -------------  -----------  -----------  -----------
      NET CASH USED BY INVESTING ACTIVITIES

                       ABLE ENERGY, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND

           THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998 (UNAUDITED)

                                                              1998          1997         1999         1998
                                                          -------------  -----------  -----------  -----------
  CASH FLOWS FROM FINANCING ACTIVITIES..................      1,285,528      814,317      135,027       92,893
  Increase in Notes Payable.............................     (1,521,082)    (948,100)    (260,399)    (145,542)
  Decrease in Notes Payable.............................             --           --           --       14,000
                                                          -------------  -----------  -----------  -----------
  Loan From Employee....................................       (235,554)    (133,783)    (125,372)     (38,649)
                                                          -------------  -----------  -----------  -----------
      NET CASH USED BY FINANCING ACTIVITIES.............        (30,060)      (4,135)     340,609      447,211
NET INCREASE (DECREASE) IN CASH.........................        155,904      160,039      125,844      155,904
                                                          -------------  -----------  -----------  -----------
Cash--Beginning of Year.................................  $     125,844  $   155,904  $   466,453  $   603,115
                                                          -------------  -----------  -----------  -----------
                                                          -------------  -----------  -----------  -----------
Cash--End of Year.......................................  $     169,728  $   211,133  $    28,427  $    52,092
The Company had Interest Cash Expenditures of:..........  $     108,188  $    43,680  $    10,202  $    35,650
The Company had Tax Cash Expenditures of:

                  See Accompanying Notes and Auditor's Report

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT

                           DECEMBER 31, 1998 AND 1997

NOTE 1  BASIS OF PRESENTATION

    Able Energy, Inc. was incorporated in the state of Delaware on March 13, 1997. Mr. Timothy Harrington exchanged his stock in the following companies:
Able Oil Company (a New Jersey corporation), Able Oil Company Montgomery, Inc. (a Pennsylvania corporation), A & O Environmental Services, Inc. (a New Jersey corporation), Able Oil Melbourne, Inc. (a Florida corporation) and his 99% interest in Able Propane, LLC for 1,000 shares of Able Energy, Inc. and became the sole shareholder. In December 1998, the Company sold A & O Environmental Services, Inc. and Able Oil Company Montgomery, Inc. (See note 15).

    The combination was accounted for as an exchange between entities under common control. The assets and liabilities so transferred were accounted for at historical cost in a manner similar to a pooling of interest accounting (See
Note 14).

    Able Energy, Inc. is a holding company with no operations, the subsidiaries which were in operation the entire year of 1997 have been presented in the accompanying financial statements for the year ended December 31, 1997.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Able Oil Company, Able Montgomery and Able Melbourne are full service oil companies that market and distribute home heating oil, diesel fuel and kerosene to residential and commercial customers operating in the northern New Jersey, Montgomery, Pennsylvania and Melbourne, Florida. A & O Environmental Services provides environment cleanup and related services in New Jersey and parts of Pennsylvania and New York. Able Propane, which was incorporated in July 1996, installs propane tanks which are owned by the company and sells propane for heating and cooking. Able Propane was in the start-up phase of operation through 1997.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements included the accounts of Able Energy, Inc. and its subsidiaries. The minority interest of 1% in Able Propane, LLC is so immaterial and has not been shown separately. All material intercompany balances and transactions were eliminated in consolidation.

INVENTORIES

    Inventories are valued at the lower of cost (first in, first out method) or market.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided by using the straight-line method based upon the estimated useful lives of the assets (5 to 40 years).

    For income tax basis, depreciation is calculated by a combination of the straight-line and modified accelerated cost recovery systems established by the Tax Reform Act of 1986.

    Expenditures for maintenance and repairs are charged to expense as incurred whereas expenditures for renewals and betterments are capitalized.

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The cost and related accumulated depreciation of assets sold or otherwise disposed of during the period are removed from the accounts. Any gain or loss is reflected in the year of disposal.

INTANGIBLE ASSETS

    Intangibles were amortized as follows:

        Customer Lists of $571,000 and Covenant Not To Compete of $183,567 related to the Connell's Fuel Oil Company acquisition on October 28, 1996, by Able Oil Company are being amortized over a straight-line period of 15 and 5 years, respectively.

        Customer lists of $20,000 and Covenant Not To Compete of $22,000 related to the McGuigan acquisition on November 6, 1997, by Able Oil Company Montgomery, Inc. are being amortized over a straight line period of 15 and 3 years, respectively. The customer list and covenant were sold in December 1998 with the sale of this subsidiaty (See Note 15).

        For income tax basis, the Customer Lists and the Covenant Not To Compete are being amortized over a straight-line method of 15 years as per the Tax Reform Act of 1993.

    Amortization expense was $88,800 in 1998 and $75,245 in 1997.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

INCOME TAXES

    Effective January 1, 1997, all the subsidiaries, which were S-Corporations, terminated their S-Corporation elections. The subsidiaries will be filing a consolidated tax return with Able Energy, Inc. for 1997 and future years.

    Effective January 1, 1997, the company has elected to provide for income taxes based on the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements and tax returns in different years. Under this method, deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

CONCENTRATIONS OF CREDIT RISK

    The Company performs on-going credit evaluations of its customers' financial conditions and requires no collateral from its customers.

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Financial instruments which potentially subject the Company to concentrations of credit risk consists of checking accounts with a financial institution in excess of insured limits. The Company does not anticipate non-performance by the financial institution.

NOTE 3  INVENTORIES

ITEMS                                                                      1998        1997
----------------------------------------------------------------------  ----------  ----------
Heating Oil...........................................................  $   38,733  $  111,262
Diesel Fuel...........................................................       9,260      13,065
Kerosene..............................................................       2,082         965
Propane...............................................................          70       2,273
Parts and Supplies....................................................      79,338      57,090
                                                                        ----------  ----------
  Total...............................................................  $  129,483  $  184,655
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 4  ESCROW DEPOSIT

    The Escrow Deposit of $15,000 consists of $10,000 for removing contaminated soil and 55-gallon drums containing waste; and for grading the soil at the site of the Real Property. The remaining $5,000 is for any unpaid tax liability that may be owed to the State of New Jersey Division of Taxation. This was deposited in conjunction with the purchase by Able Oil Company of Connell's Fuel Oil Company in Newton, New Jersey on October 28, 1996.

NOTE 5  NOTE PAYABLE--BANK

    Note payable to PNC Bank under a committed line of credit of $350,000 dated October 23, 1997, has been amended under an agreement dated June 12, 1998 with an expiring date of May 30, 1999 to $500,000 with interest at the rate of Prime plus 1/2%. The line is collateralized by all personal property of Able Oil Company, not otherwise collateralized. The loan is guaranteed by the Company and the sole shareholder of the Company.

                                                                           1998        1997
                                                                        ----------  ----------
Credit Line Balance...................................................  $  100,434  $  277,066

NOTE 6  LONG TERM DEBT

    Notes Payable to Orix Credit Alliance, Inc. at a range of interest rates from 9.00% to 11.25% with an average monthly payment of $10,070 (1998) and $10,945 (1997). The earliest of theses Notes; originated on October 1, 1993 and the last Note matures on August 24, 2001. The Notes are collateralized by various fuel oil trucks.

                                                                           1998        1997
                                                                        ----------  ----------
Notes Balance.........................................................  $  272,248  $  403,412

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 6  LONG TERM DEBT (CONTINUED)
    Note Payable to Chrysler Financial at an interest rate of 8.5% with a monthly payment of $612.91. The Note originated on May 16, 1996 and matures on May 17, 2001. This Note is collateralized by a 1996 Jeep Grand Cherokee.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $   16,017  $   21,284

    Note Payable to PNC Bank at an interest rate of 8.3% with a monthly payment of $356.87. The note originated on May 28, 1995 and matures on May 28, 1999. The
Note is secured by a 1995 Dodge Truck. Note assumed by buyer in sale of Subsidiary.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $        0  $    6,022

    Note Payable to World Omni at an interest rate of 8.869% with a monthly payment of $234.99. The Note originated November 21, 1997 and matures December 21, 2000 with a final payment of $13,780. The Note is collateralized by a Ford F-150 Pick-up Truck.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $   16,587  $   17,873

    Note Payable to Orix Leasing Corp. At an interest rate of 9.111% with a monthly payment of $4,846. The Note originated on March 19, 1997 and matures on March 19, 2001. The Note is collateralized by 254 propane cylinders and 2 propane delivery trucks.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $   95,440  $  124,883

    Note Payable to Summit Leasing Corp. At an interest rate of 8.50% with a monthly payment of $1,124.52. The Note originated on November 10, 1997 and matures on November 10, 2001. The Notes are collateralized by a 1998 Freightliner fuel oil truck.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $   34,749  $   44,011

    Note Payable to Case Credit at an interest rate of 7.9% with a monthly payment of $1,157.83. The Note originated on May 20, 1995 and matures May 20, 1999. The Note is Collateralized by a backhoe. Note assumed by buyer in sale of subsidiary.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $      -0-  $   18,615

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 6  LONG TERM DEBT (CONTINUED)
    Note Payable to Valley National Bank at an interest rate of 8.25% with a monthly payment of $296.79. The Note originated on June 6, 1995 and matures on June 6, 1999. The Note is collateralized by a 1995 Ford pick-up truck. Note assumed by buyer in sale of subsidiary.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $      -0-  $    4,958

    Note Payable to PNC Bank with a monthly payment of $1,250 plus interest at 1%, plus Prime. The Note originated on November 6, 1997 and matures October 30, 2000. Proceeds of the Note were used to buy two oil trucks, a customer list and to fund a non-compete payout to the seller of these assets.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $   28,750  $   43,984

    The Company and Able Propane, LLC have a lease/purchase agreement with First Sierra Financial, Inc. The agreement calls for 48 payments of $1,457.50, including principal, interest and sales tax and a final purchase option payment of $5,576.02 plus sales tax. The interest rate is approximately 8 1/2%. The agreement is collateralized by the equipment purchase.

Balance Due........................................  $  58,521

    Able Oil Company and Able Propane, LLC have a lease/purchase agreement with Summit Leasing Corporation, Lease #002, collateralized by a 1998 Peterbilt Model 375 truck and a Trinity trailer. The lease and payments began August 20, 1998 at $1,605.50 per month for 48 payments thereafter until all payments are made through and including July 20, 2002.

Balance Due........................................  $  58,229

    Able Oil Company and Able Propane have a lease/purchase agreement with Summit Leasing Corporation, Lease #003, collateralized by a Freightliner truck. The lease commenced November 10, 1998 and has 48 monthly payments of $1,286.12 until November 2002 with a final purchase option payment of $12,682.

Balance Due........................................  $  62,024

    Notes Payable to Ford Credit at interest rates of 9.5% with an average monthly payment of $430.47. The Notes originated on October 27, 1995 and mature on November 17, 1999. The Notes are collateralized by two 1995 Ford Vans.

                                                                           1998        1997
                                                                        ----------  ----------
Notes Balance.........................................................  $    9,181  $   16,894

    Notes Payable to Greentree Consumer Discount Company at an interest rate of 8.95% with an average monthly payment of $1,322.37. The Notes originated on October 1, 1996 and December 10, 1996

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 6  LONG TERM DEBT (CONTINUED)
and matures on October 1, and December 10, 2000. The Notes are collateralized by two 1997 Freightliner Oil Trucks.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $   55,445  $   81,477

    Note Payable to Connell's Fuel Oil Company at an interest rate of 8.5% with a monthly payment of $9,839.82. The Note originated on October 28, 1996 and matures on November 1, 2001. The Note is collateralized by the real property and the improvements at 38 Diller Avenue, Newton, New Jersey. The Note is guaranteed by the sole Shareholder of the Company.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $  296,389  $  385,135

    Original Note Payable to PNC Bank at an interest rate of Prime plus 1% with a monthly principal payment of $12,212.70. The Note originated on October 28, 1996. The Note is collateralized by all personal property of the Company and guaranteed by all the subsidiaries. The Note is guaranteed by the sole Shareholder of the Company. This loan was refinanced for a total of $675,000 on June 12, 1998. The current payments are $18,750 per month with interest at a rate of prime plus 1%. The note matures in 36 months, June 2001.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $  562,500  $  415,232

    In June 1998 the proceeds of the term loan were used to refinance existing term debts and to term out the portion of the borrower's then owed working capital loan at PNC Bank.

    Notes payable to AEL Leasing Co., Inc. under a master lease agreement dated March 3, 1997. During 1997 Able Propane, LLC was advanced $133,456, with no principal payments. AEL had extended Able Propane a line of credit of $150,000 in 1997. In June 1998 the loan was finalized at $178,920 with 36 monthly payments of $4,970, including principal and interest, with an interest rate of 8.25%. The note is collateralized by the tanks and equipment purchased. The note matures in June 2001.

                                                                           1998        1997
                                                                        ----------  ----------
Note Balance..........................................................  $  128,972  $  133,456

    The Note and Credit Line payable to PNC Bank contains certain financial covenants as described in the agreement with the bank. The Company has either met or received a written waiver from PNC Bank on these financial covenants.

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 6  LONG TERM DEBT (CONTINUED)
    Maturities on the Notes Payable subsequent to December 31, 1998 are as follows:

FOR THE YEAR ENDING                                                                PRINCIPAL
  DECEMBER 31,                                                                       AMOUNT
--------------------------------------------------------------------------------  ------------
1999............................................................................  $    651,842
2000............................................................................       636,717
2001............................................................................       359,007
2002............................................................................        47,484
                                                                                  ------------
TOTAL...........................................................................  $  1,695,050
                                                                                  ------------
                                                                                  ------------

NOTE 7  COVENANT NOT TO COMPETE

    On October 28, 1996, a Covenant Not To Compete was originated by the Able Oil Company, Connell's Fuel Oil Company and William Toriello. The Covenant is to last 5 years from the date of inception with a monthly installment of $3,059.44 starting December 1, 1996.

                                                                           1998        1997
                                                                        ----------  ----------
Covenant Balance......................................................  $  104,020  $  140,734
Current Liability.....................................................      36,714      36,714
                                                                        ----------  ----------
Due After One Year....................................................  $   67,306  $  104,020
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 8  OPERATING LEASES

    Able Oil Company has an operating lease for its Rockaway, New Jersey premises through August 30, 1999. The lease provides for a monthly payment of $1,200 plus a one cent per gallon throughput, as per a monthly rack meter reading.

    Rent Expense for the current year was $99,310

    Estimated future rents are $14,400 per year, plus the one cent per gallon through-put charges per the monthly rack meter readings.

    The following summarizes the month to month operating leases for the other subsidiaries:

Able Propane, LLC               $737.65, plus an escalation on expenses
                                Total 1998 rent expense, $9,059

Able Oil Montgomery             $480.50, per month
                                Total 1998 rent expense, $5,766

Able Oil Melbourne              $238.50, per month
                                Total 1998 rent expense, $2,862

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 9  RELATED PARTY TRANSACTIONS

    $34,173 is due from the sole Shareholder of the Company. This amount is evidenced by a Note bearing interest at a rate of 8 1/2% between the sole Shareholder and the Company.

NOTE 10  INCOME TAXES PAYABLE--PRIOR

    Able Oil Company's tax returns have been examined by the Internal Revenue Service for the years ending December 31, 1992, 1993, 1994 and 1995. The Company has been assessed the following liabilities including interest and penalties:

1992 and 1993......................................................  $  52,005
  PAID.............................................................     (5,000)
1994 and 1995......................................................      6,805
                                                                     ---------
  TOTAL DUE........................................................  $  53,810
                                                                     ---------
                                                                     ---------

    The State of New Jersey, Division of Taxation has billed the Company based upon information received from the Internal Revenue Service for the years 1992 and 1993, approximately $20,150. The above amounts are included on the balance sheet in Income Taxes Payable--Prior. No payments were made in 1998.

Total Due December 31, 1997........................................  $  73,960

    The above assessed income taxes resulted for years prior to the formation of Able Energy, Inc. and has been charged to Able Oil Company's prior retained earnings. They made payments to the Internal Revenue Service of $39,998 in 1998. The liability of income taxes payable prior is $33,962 at December 31, 1998.


NOTE 11  INCOME TAXES



    Effective January 1, 1997 the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.



    The differences between the statutory Federal Income Tax and Income Taxes is accounted for as follows:



                                                                                  1998
                                                                          --------------------            1997
                                                                                      PERCENT   ------------------------
                                                                                        OF                   PERCENT OF
                                                                                      PRETAX                   PRETAX
                                                                           AMOUNT     INCOME      AMOUNT       INCOME
                                                                          ---------  ---------  -----------  -----------
Statutory Federal Income Tax............................................  $   4,430       15.0%  $  34,295         34.0%
Increase resulting from State Income
Tax, net of Federal Tax benefit.........................................      2,210        6.5%     15,050          5.9%
                                                                          ---------  ---------  -----------         ---
Income Taxes............................................................  $   6,640       21.5%  $  49,345         39.9%
                                                                          ---------  ---------  -----------         ---
                                                                          ---------  ---------  -----------         ---
Income Taxes consist of:
Current.................................................................      6,020                 47,215
Deferred................................................................        620                  2,130
                                                                          ---------  ---------  -----------         ---
Total...................................................................  $   6,640              $  49,345
                                                                          ---------  ---------  -----------         ---
                                                                          ---------  ---------  -----------         ---

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997


NOTE 11  INCOME TAXES (CONTINUED)


    The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to a significant portion of the deferred tax liability and deferred tax asset and their approximate tax effects are as follows at:



                                                                                       1998
                                                                                    ----------
                                                                        TEMPORARY      TAX
                                                                       DIFFERENCE     EFFECT
                                                                       -----------  ----------
Depreciation.........................................................  $  (159,389) $  (50,601)
Allowance for Doubtful Accounts......................................       69,235      19,385
Gain on Sale of Subsidiary...........................................       23,615       5,075



                                                                                        1997
                                                                                     ----------
                                                                         TEMPORARY      TAX
                                                                        DIFFERENCE     EFFECT
                                                                        -----------  ----------
Depreciation..........................................................   $ (59,314)  $  (18,825)
Allowance for Doubtful Accounts.......................................      52,584       16,695


NOTE 12  PROFIT SHARING PLAN

    Effective January 1, 1997, Able Oil Company established a Qualified Profit Sharing Plan under Internal Revenue Code Section 401-K. The Company matches 25% of qualified employee contributions. The expense was $10,384 (1998) and $8,239
(1997).

NOTE 13  COMMITMENTS AND CONTINGENCIES

    The Company is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of actions regarding environmental matters, in the opinion of management, compliance with the present environmental protection laws will not have a material adverse effect on the financial condition, competitive position, or capital expenditures of the Company.

    Able Oil Company has been examined by the Internal Revenue Service through the year ended December 31, 1995 (see Note 10). The only open year for Able Oil Company is December 31, 1996 and Able Energy, Inc., et al December 31, 1997.

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997

NOTE 14  RESTATEMENT OF FINANCIAL STATEMENTS

    The following items on the December 31, 1997 financial statement have been restated in relation to the combination of entities under common control.

                                                                        ORIGINALLY
                                                                          STATED     RESTATED
                                                                        ----------  ----------
CONSOLIDATED BALANCE SHEET
Paid in Surplus.......................................................  $  322,198  $    6,999
Retained Earnings.....................................................      76,061     391,260
                                                                        ----------  ----------
    Total.............................................................  $  398,259  $  398,259
                                                                        ----------  ----------
                                                                        ----------  ----------
CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
Retained Earnings--Beginning of Year                                    $        0  $  315,199
                                                                        ----------  ----------
Retained Earnings--End of Year                                          $   76,061  $  391,260
                                                                        ----------  ----------
                                                                        ----------  ----------


NOTE 15  SALE OF SUBSIDIARIES



    The Company sold two of their wholly owned subsidiaries, one on December 29, 1998 and one on December 31, 1998. The Statement of Income reflects the operations of these subsidiaries for the Calendar year 1998. These subsidiaries have been eliminated from the Balance Sheet as of December 31, 1998.



    One subsidiary, Able Oil Company Montgomery, Inc. was sold to an unrelated third party for $140,000. The note receivable is payable in 60 monthly payments of $2,940.26, including principal and interest. Interest is at 9.5% per annum. The first payment was January 1, 1999 and the final payment is December 1, 2003. As collateral to secure payment to the Company, the buyer has pledged the stock and all of the assets of Able Oil Company Montgomery, Inc. A UCC-1 financing statement has been filed in respect to the collateral.



Note Receivable...................................................  $ 140,000
Current Portion...................................................     28,000
                                                                    ---------
Due After One Year................................................  $ 112,000
                                                                    ---------
                                                                    ---------



    The gain on the sale of $72,739 is shown on the balance sheet as deferred income. The income will be recognized on an installment basis upon collection of the notes receivable (see Note 17).



    The Company has a ten year franchise agreement with the buyer. The buyer will use the Able name, Able Oil Company is the exclusive supplier of #2 fuel oil through its credit facility with major suppliers and also assists the buyer with advertising and other marketing. The Company will receive an Administrative Processing Fee equal to $0.04 per gallon of fuel sold to the franchisee and a monthly fee equal to 1% of the franchisee's monthly gross sales (which can be waived at the discretion of the Company based on the franchisee's sales volume). The Company agreed to waive the $25,000 Initial Franchise Fee and the $15,000 Grand Opening Fee as an incentive for the purchaser to enter into the franchise agreement.



    The Company sold all its shares in A & O Environmental Services, Inc. on December 31, 1998 to Owl Environmental, Inc. for a selling price of $10. The buyer by purchasing the stock of the subsidiary assumed

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997


NOTE 15  SALE OF SUBSIDIARIES (CONTINUED)


all its assets and liabilities. An amount of $54,404 in the Statement of Income and Retained Earnings was recorded as the excess of subsidiary losses over investment.



    All advances to the tow subsidiaries by Able Oil Company were transferred to Able Energy, Inc. and recorded as investment in subsidiaries and these costs were written off against the subsidiary sales.



Summary of Assets and Liabilities and Gain on Sale of Subsidiaries sold.



                                                                            A & O ENVIRONMENTAL       ABLE OIL
                                                                               SERVICES, INC.     MONTGOMERY, INC.
                                                                            --------------------  ----------------
Current Assets............................................................      $    214,233         $   29,190
Equipment--Net............................................................            35,386             17,166
Intangible Assets--Net....................................................                --             27,340
                                                                                  ----------           --------
  Total Assets............................................................           249,619             73,696
                                                                                  ----------           --------
Current Liabilities.......................................................           523,953            114,968
Long Term Debt (Less Current Portion).....................................             8,038             13,750
                                                                                  ----------           --------
Liabilities in Excess of Assets...........................................      $   (282,372)        $  (55,022)
                                                                                  ----------           --------
  Total Liabilities.......................................................           531,991            128,718
                                                                                  ----------           --------
                                                                                  ----------           --------
Sale Price................................................................      $         10         $  140,000
                                                                                  ----------           --------
Cash Investment...........................................................          (128,945)          (115,385)
Negative Investment in....................................................           183,339             48,124
  Subsidiaries--Prior Loss................................................            54,394            (67,261)
                                                                                  ----------           --------
Excess of Subsidiary Cumulative Losses....................................      $     54,404         $   72,739
  Over Investment
  Total Gain
                                                                                  ----------           --------
                                                                                  ----------           --------



NOTE 16  PROFORM STATEMENT OF INCOME



    The following shows the effect on the Statement of Income for the year ended December 31, 1998 with the removal of the subsidiaries sold:



Net Income per Statement of Income and Retained Earnings...........................  $  40,693
Add: Losses on Subsidiaries sold, Net of Tax Savings
  A & O Environmental Services, Inc.                                                    97,123
  Able Oil Montgomery, Inc.                                                             11,434
Less: Excess of Subsidiary Losses over Investment
  Recorded as Income...............................................................    (54,404)
                                                                                     ---------
Net Income-Removing effect of Subsidiaries Sold....................................  $  94,846
                                                                                     ---------
                                                                                     ---------

                       ABLE ENERGY, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997


NOTE 17  SUBSEQUENT EVENTS



    PER SHARE INFORMATION



    Per share information has been computed based on the weighted average number of shares. The shares give effect to a 1,000 for 1 stock split to be effectuated by the Company.



    NOTES RECEIVABLE



    The Company has received payment from Able Oil Montgomery, Inc. For the months of January 1999 through March 1999 on its notes receivable of $140,000 (see Note 15). The payments totaled $8,820.78, including interest of $1,820.78. The Statement of Income and Retained Earnings as recognized income on this installment sales of $3,637 for the three months ended March 31, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   15
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   20
Business..................................................................   25
Management................................................................   36
Principal Stockholders and Selling Securityholders........................   40
Certain Transactions......................................................   40
Description of Securities.................................................   41
Underwriting..............................................................   42
Legal Matters.............................................................   44
Experts...................................................................   44
Additional Information....................................................   44
Financial Statements......................................................  F-1


    UNTIL       , 1999 (25 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                               ABLE ENERGY, INC.
                              1,000,000 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                       KASHNER DAVIDSON SECURITIES CORP.
                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The by-laws of the Company provide that the Company shall indemnify directors and officers of the Company. The pertinent section of Delaware Corporation Law regarding indemnification of officers and directors is set forth below. In addition, upon effectiveness of this registration statement, management intends to obtain officers and directors liability insurance.

    See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission (the "Commission") with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

    Section 102(b) (7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any brach of the director's duty of loyalty to the corporatin or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorpration contains such a provision.

    The Company's Certificate of Incorporation provides, pursuant to the authority granted by Seciton 145 of the Delaware General Corporation Law, that the Company indemnify directors and officers against expenses (including attorneys' fees) judgments, fines and suits or proceedings, whther civil, criminal, administrative or investigative, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Whle the statue provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, shareholder vote, agreement or otherwise, neither the Company's Certificate of Incorporation nor Bylaws nor any other agreement contains additional indemnification provisions.

    (1) INDEMNIFICATION OF DIRECTORS--A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is a party by reason of being or having been a director or officer of such corporation or body corporate, if,

        (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

        (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she has reasonable grounds for believing that his or her conduct was lawful.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.


SEC registration fee............................................  $4,446.20
NASD registration fee...........................................   2,007.19
Nasdaq SmallCap Market listing fee..............................  15,000.00
Boston Stock Exchange listing fee...............................   7,500.00
Printing and engraving..........................................  55,000.00
Accountants' fees and expenses..................................  25,000.00
Legal fees......................................................  100,000.00
Transfer agent's and warrant agent's fees and expenses..........   5,000.00
Blue Sky fees and expenses......................................  50,000.00
Underwriter's non-accountable expense allowance.................  232,500.00
Underwriter's consulting agreement..............................  108,000.00
Miscellaneous...................................................  31,046.61
                                                                  ---------
    Total.......................................................  635,500.00
                                                                  ---------
                                                                  ---------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    In the past three years the Company has issued securities to a limited number of persons as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith:

    In March 1997, Timothy Harrington received 1,000 shares of the Company's Common Stock in consideration for his active participation in the founding of the Company.

ITEM 27. EXHIBITS


      1.1  Form of Underwriting Agreement*
      3.1  Articles of Incorporation of Registrant**
      3.2  By-Laws of Registrant**
      4.1  Form of Underwriters' Purchase Option**
      4.2  Specimen Common Stock Certificate*
      5.1  Opinion of Sichenzia, Ross & Friedman LLP**
     10.1  Form of Consulting Agreement with Underwriter**
     10.2  1999 Stock Option Plan**
     10.3  Lease of Company's Facility at 344 Route 46, Rockaway, New Jersey**
     10.4  Form of employment agreement between the Company and Timothy Harrington, to be executed on or before the Effective Date*
     10.5  Form of employment agreement between the Company and Christopher P. Wested, to be executed on or before the Effective Date*
     10.6  $600,000 Revolving Credit Facility and $350,000 Line of Credit with PNC Bank,
           National Association dated October 23, 1996, and amendment thereto, dated June 12,
           1998, extending the Line of Credit to $500,000**

     10.7  $675,000 Term Loan Agreement dated June 11, 1998 by and between the Company and PNC
           Bank, National Association and exhibits thereto, including Pledge Agreement by and between Timothy Harrington and PNC Bank, Guaranty and Suretyship Agreement by and
           between the Company and PNC Bank, and Pledge Agreement by and between the Company and
           PNC Bank**
     10.8  Marketing Alliance Agreement, dated March 1, 1998, between the Company and AllEnergy
           Marketing Company, L.L.C., wherby the Company obtained the exclusive right to market natural gas supplied by AllEnergy in specified areas**
     10.9  In tank agreement between the Company and Mieco, Inc., dated May 11, 1998, for the storage of the Mieco's petroleum products in the Company's tank facilities.**
    10.10  Form of Company's Pre-Purchase Enrollment Form**
    10.11  Oil Supply Agreement between the Company and Mieco, Inc., dated May 19, 1998**
    10.12  Letter agreement, dated July 3, 1998, between the Company and Mieco, Inc. modifying the Oil Supply Agreement, dated May 19, 1998, whereby the Company agreed to increase the amount of oil purchased from Mieco**
    10.13  Oil Supply Agreement between the Company and Amarada Hess Corporation, dated July 30,
           1998**
    10.14  Oil Supply Agreement between the Company and Bayway (TOSCO) Refining Company, dated
           March 27, 1998**
    10.15  Oil Supply Agreement between the Company and Koch Refining Company, L.P., dated March
           17, 1998**
    10.16  Fuel Purchase Agreement (Natural Gas) between the Company and Ferrellgas, dated
           September 3, 1996**
    10.17  Fuel Purchase Agreement (Propane) between the Company and Keystone Propane Service,
           Inc., dated July 28, 1998**
    10.18  Lease between the Company and Summit Leasing Corporation ("Summit"), dated December
           3, 1997**
    10.19  Franchise Agreement, dated December 31, 1998, between the Company and Andrew Schmidt regarding sale of Able Oil Company Montgomery, Inc. as a franchise**
    10.20  Stock Purchase Agreement, dated December 31, 1998, between the Company and Andrew
           Schmidt regarding the sale of stock of Able Oil Company Montgomery, Inc. by the
           Company to Mr. Schmidt**
    10.21  Pledge and Security Agreement, dated December 31, 1998, between the Company and
           Andrew Schmidt regarding the pledge of stock of Able Oil Company Montgomery, Inc.**
    10.22  $140,000 principal amount, 9.5% Promissory Note, dated December 31, 1998, between the
           Company and Andrew Schmidt regarding the sale of stock of Able Oil Company
           Montgomery, Inc. by the Company to Mr. Schmidt**
    10.23  Stock Sale Agreement, dated December 31, 1998, between the Company and Owl
           Environmental, Inc. regarding the sale of stock of A&O Environmental Services, Inc.
           by the Company to Owl Environmental, Inc.**
     21.1  List of Subsidiaries of Registrant**
     23.1  Consent of Simontacchi & Company LLP, the Company's Independent Auditors*
     23.2  Consent of Sichenzia, Ross & Friedman LLP (incorporated in to Exhibit 5.1)**
     23.3  Consent of James Purcaro to act as Director as of the Effective Date of the
           Registration Statement**
     27.1  Financial Data Schedule*


------------------------

(*) Filed herewith

(**) Previously filed

(***) To be filed by amendment

ITEM 28. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned small business issuer hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any Prospectus required by section 10(a)(3) of the Act; (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (4) For determining any liability under the Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h), under the Act as part of this registration statement as of the time the Commission declared it effective.

        (5) For determining any liability under the Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement at that time as the initial bona fide Offering of those securities.

        (6) To provide to the Underwriter at the closing, as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New Jersey on May 17, 1999.


  ABLE ENERGY, INC.

         /s/ TIMOTHY HARRINGTON                     /s/ CHRISTOPHER WESTAD
     ------------------------------          -----------------------------------
       Timothy Harrington, Chief                Christopher Westad, President
           Executive Officer
  By:                                By:

    Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    We, the undersigned officers and directors of ABLE ENERGY, INC. hereby severally constitute and appoint Timothy Harrington and Christopher Westad, our true and lawful attorneys-in-fact and agents with full power of substitution for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ TIMOTHY HARRINGTON      Chairman of the Board of
------------------------------  Directors, Chief Executive      May 17, 1999
      Timothy Harrington        Officer and Secretary
    /s/ CHRISTOPHER WESTAD      President and Director
------------------------------                                  May 17, 1999
      Christopher Westad
     /s/ WILLIAM F. COSTA       Controller and Principal
------------------------------  Accounting Officer              May 17, 1999
       William F. Costa

                                 EXHIBIT INDEX


 EXHIBIT                                               DESCRIPTION                                                 PAGE
---------  ---------------------------------------------------------------------------------------------------     -----
      1.1  Form of Underwriting Agreement*
      3.1  Articles of Incorporation of Registrant**
      3.2  By-Laws of Registrant**
      4.1  Form of Underwriters' Purchase Option**
      4.2  Specimen Common Stock Certificate*
      5.1  Opinion of Sichenzia, Ross & Friedman LLP**
     10.1  Form of Consulting Agreement with Underwriter**
     10.2  1999 Stock Option Plan**
     10.3  Lease of Company's Facility at 344 Route 46, Rockaway, New Jersey**
     10.4  Form of employment agreement between the Company and Timothy Harrington, to be executed on or before the Effective Date*
     10.5  Form of employment agreement between the Company and Christopher P. Wested, to be executed on or before the Effective Date*
     10.6  $600,000 Revolving Credit Facility and $350,000 Line of Credit with PNC Bank, National Association dated October 23, 1996, and amendment thereto, dated June 12, 1998, extending the Line of Credit to
           $500,000**
     10.7  $675,000 Term Loan Agreement dated June 11, 1998 by and between the Company and PNC Bank, National
           Association and exhibits thereto, including Pledge Agreement by and between Timothy Harrington and
           PNC Bank, Guaranty and Suretyship Agreement by and between the Company and PNC Bank, and Pledge
           Agreement by and between the Company and PNC Bank**
     10.8  Marketing Alliance Agreement, dated March 1, 1998, between the Company and AllEnergy Marketing
           Company, L.L.C., wherby the Company obtained the exclusive right to market natural gas supplied by
           AllEnergy in specified areas**
     10.9  In tank agreement between the Company and Mieco, Inc., dated May 11, 1998, for the storage of the
           Mieco's petroleum products in the Company's tank facilities.**
    10.10  Form of Company's Pre-Purchase Enrollment Form**
    10.11  Oil Supply Agreement between the Company and Mieco, Inc., dated May 19, 1998**
    10.12  Letter agreement, dated July 3, 1998, between the Company and Mieco, Inc. modifying the Oil Supply
           Agreement, dated May 19, 1998, whereby the Company agreed to increase the amount of oil purchased from Mieco**
    10.13  Oil Supply Agreement between the Company and Amarada Hess Corporation, dated July 30, 1998**
    10.14  Oil Supply Agreement between the Company and Bayway (TOSCO) Refining Company, dated March 27,
           1998**
    10.15  Oil Supply Agreement between the Company and Koch Refining Company, L.P., dated March 17, 1998**
    10.16  Fuel Purchase Agreement (Natural Gas) between the Company and Ferrellgas, dated September 3, 1996**
    10.17  Fuel Purchase Agreement (Propane) between the Company and Keystone Propane Service, Inc., dated
           July 28, 1998**
    10.18  Lease between the Company and Summit Leasing Corporation ("Summit"), dated December 3, 1997**
    10.19  Franchise Agreement, dated December 31, 1998, between the Company and Andrew Schmidt regarding sale of Able Oil Company Montgomery, Inc. as a franchise**
    10.20  Stock Purchase Agreement, dated December 31, 1998, between the Company and Andrew Schmidt regarding the sale of stock of Able Oil Company Montgomery, Inc. by the Company to Mr. Schmidt**
    10.21  Pledge and Security Agreement, dated December 31, 1998, between the Company and Andrew Schmidt regarding the pledge of stock of Able Oil Company Montgomery, Inc.**

    10.22  $140,000 principal amount, 9.5% Promissory Note, dated December 31, 1998, between the Company and
           Andrew Schmidt regarding the sale of stock of Able Oil Company Montgomery, Inc. by the Company to
           Mr. Schmidt**
    10.23  Stock Sale Agreement, dated December 31, 1998, between the Company and Owl Environmental, Inc.
           regarding the sale of stock of A&O Environmental Services, Inc. by the Company to Owl
           Environmental, Inc.**
     21.1  List of Subsidiaries of Registrant**
     23.1  Consent of Simontacchi & Company LLP, the Company's Independent Auditors*
     23.2  Consent of Sichenzia, Ross & Friedman LLP (incorporated in to Exhibit 5.1)**
     23.3  Consent of James Purcaro to act as Director as of the Effective Date of the Registration
           Statement**
     27.1  Financial Data Schedule*


------------------------

(*) Filed herewith

(**) Previously filed

(***) To be filed by amendment